UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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THE BON-TON STORES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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                                                                                                                        Proxy Statement and Notice of
                                                                                                                        2006 Annual Meeting

THE BON • TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com
May 23, 2006
Dear Shareholder:
          You are cordially invited to attend our Annual Meeting of Shareholders to be held at the Yorktowne Hotel, 48 East Market Street, York, Pennsylvania on Tuesday, June 20, 2006, beginning at 9:00 a.m. Enclosed is the official notice of meeting, the proxy statement, the proxy card and our 2005 Annual Report.
          Your vote is important to us. Even if you plan to attend the meeting, please sign, date and return your proxy in the enclosed postage-paid envelope or vote by telephone or over the internet.

Sincerely,

Tim Grumbacher
Executive Chairman of the Board

THE BON-TON STORES, INC.
2801 East Market Street
York, PA 17402
www.bonton.com
NOTICE OF ANNUAL MEETING
          The Annual Meeting of Shareholders of The Bon-Ton Stores, Inc. will be held on Tuesday, June 20, 2006, at 9:00 a.m., at the Yorktowne Hotel, 48 East Market Street, York, Pennsylvania.
          The purposes of the meeting are:

1.	To elect a nine-member Board of Directors for a one-year term.

2.	To approve an amendment of The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan.

3.	To ratify the appointment of KPMG LLP as independent registered public accounting firm for 2006.

4.	To consider any other matters as may properly come before the meeting.
          Shareholders who owned shares of our stock at the close of business on April 28, 2006 may attend and vote at the meeting. You may vote by telephone or over the internet or by mailing the proxy card in the enclosed postage-paid envelope. Any shareholder attending the meeting may vote in person, even though he or she has already returned a proxy card or voted by telephone or over the internet.

Robert E. Stern
Vice President,
General Counsel and Secretary
York, Pennsylvania
May 23, 2006
Please vote by telephone or over the internet as instructed on the enclosed proxy card or complete, sign and date the proxy card as promptly as possible and return it in the enclosed envelope. If you vote by telephone or over the internet, do not return your proxy card.

THE BON-TON STORES, INC.

PROXY STATEMENT
          We are providing this proxy statement to solicit your proxy for use at the annual meeting of shareholders which will be held at 9:00 a.m. on Tuesday, June 20, 2006. The proxy materials, which consist of the Annual Report, the Notice of Annual Meeting, this proxy statement and the proxy card, are first being sent to our shareholders on or about May 23, 2006.
          We do not anticipate that any matters will be raised at the meeting other than those described in the notice. If any other matters come before the meeting, your proxies will be authorized to act in accordance with their best judgment.
          When your proxy card is returned properly signed, or you have effectively submitted your proxy over the internet or by telephone, your shares will be voted in accordance with your instructions. If your proxy card is signed and returned without specifying choices, your shares will be voted “for” the Board nominees, “for” the amendment of The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan (the “Stock Incentive Plan”), and “for” ratification of the appointment of KPMG LLP as independent registered public accounting firm.
          You may revoke your proxy before its exercise by notifying the Secretary of the Company in writing, by delivering a properly executed, later-dated proxy card, by submitting your proxy again over the internet or by telephone, or by voting in person at the meeting.
          Your proxy is being solicited by the Board of Directors. We will bear the cost of this solicitation, including the charges of brokerage houses, nominees and fiduciaries in forwarding these materials to beneficial owners. This solicitation may be made in person, by telephone or by other means of communication by our directors, officers or employees.
          References in this proxy statement to a year refer to our fiscal year, which is the 52- or 53-week period ending on the Saturday nearer to January 31 of the following calendar year (for example, a reference to 2005 is a reference to the fiscal year ended January 28, 2006).
VOTING PROCEDURES AND SECURITY OWNERSHIP
Outstanding Shares and Voting Rights
          Shareholders of record at the close of business on April 28, 2006 are entitled to vote at the meeting. At that time, there were 13,978,340 shares of common stock and 2,951,490 shares of Class A common stock outstanding. The common stock and the Class A common stock vote together on all matters. Holders of common stock are entitled to one vote per share and holders of Class A common stock are entitled to ten votes per share. There are no other classes of voting securities outstanding. In the election of directors, shareholders do not have cumulative voting rights.
          The presence at the meeting, in person or by proxy, of persons entitled to cast a majority of the shareholder votes will constitute a quorum.
          The nine nominees receiving a plurality of the votes cast (that is, the nine nominees receiving the greatest number of votes) will be elected. A proxy marked “withhold” with respect to the election of a director will not be voted as to the director indicated, but will be counted for purposes of determining whether there is a quorum.
          Approval of any other matter requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes are counted to determine whether a quorum is present at the meeting but are not counted as a vote in favor or against a particular matter. A broker “non-vote” occurs when a nominee for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power as to that item and has not received voting instructions from the beneficial owner.
          If you own common stock in your own name, you are an “owner of record.” This means you may direct the persons named as proxies how to vote your shares. If you fail to vote, the proxies cannot vote your shares at the meeting.
          You have four voting options:

•	Internet: You can vote over the internet at the internet address shown on your proxy card. Internet voting is available 24 hours a day. If you have access to the Internet, we encourage you to vote this way. If you vote over the internet, do not return your proxy card.

•	Telephone: You can vote by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, do not return your proxy card.

•	Proxy Card: You can vote by signing, dating and mailing your proxy card in the postage-paid envelope provided.

•	Vote in Person: You can attend the Annual Meeting and vote at the meeting.
          If a broker, bank or other nominee holds your common stock for your benefit but not in your name, your shares are in “street name.” In that case, your bank, broker or other nominee will send you a voting instruction form to use in voting your shares. The availability of internet and telephone voting depends on their voting processes. Please follow the voting instruction form sent to you by your bank, broker or other nominee.
          If you are a participant in The Bon-Ton Stores, Inc. Retirement Contribution Plan (the “401(k) Plan”), your proxy will incorporate all shares you own through the 401(k) Plan, assuming all your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the plan trustee will vote your shares in the same proportion as shares for which instructions were received from other shareholders under the 401(k) Plan.
          The Nasdaq Stock Market regulations provide that if more than 50% of the voting power in a company is held by an individual, group or another company, the company is a “controlled” company. Using this definition, Bon-Ton is a “controlled” company because Tim Grumbacher, Executive Chairman of the Board, is the beneficial owner of shares of common stock and Class A common stock entitled to vote more than 50% of the votes entitled to be cast at the meeting. Mr. Grumbacher has indicated that he will vote “for” each of the nominees for director, “for” the amendment of the Stock Incentive Plan and “for” ratification of the appointment of KPMG LLP. Consequently, the election of each nominee for director, approval of the amendment of the Stock Incentive Plan and ratification of the appointment of KPMG LLP are assured.

Principal Shareholders
          This table shows owners of 5% or more of the Class A common stock or common stock as of April 3, 2006. Each person listed has sole voting power and sole investment power as to the shares indicated unless otherwise noted.

	Class A Common Stock			Common Stock(1)

	Number of			Number of
Name and Address	Shares		Percent	Shares		Percent

Tim Grumbacher 2801 E. Market Street York, PA 17402	2,406,253		81.53%	5,883,475	(2)	35.98%

Dimensional Fund Advisors, Inc. 1299 Ocean Avenue Santa Monica, CA 90401	—		—	1,181,828	(3)	8.48%

Henry F. Miller 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	545,237	(4)	18.47%	1,562,844	(5)	10.79%

Thomas W. Wolf 2801 E. Market Street York, PA 17402	545,237	(4)	18.47%	1,637,054	(6)	11.29%

David R. Glyn 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	545,237	(4)	18.47%	647,851	(7)	4.47%

M. Thomas Grumbacher Trust dated March 9, 1989 for the benefit of Matthew Reed Grumbacher(8) 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	181,746		6.16%	202,898		1.44%

M. Thomas Grumbacher Trust dated March 9, 1989 for the benefit of Beth Anne Grumbacher Elser(8) 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	181,746		6.16%	202,898		1.44%

M. Thomas Grumbacher Trust dated March 9, 1989 for the benefit of Max Aaron Grumbacher(8) 1650 Arch Street – 22nd Floor Philadelphia, PA 19103	181,746		6.16%	202,898		1.44%

(1)	Each share of Class A common stock is convertible into one share of common stock at the holder’s option. Accordingly, the number of shares of common stock for each person includes the number of shares of common stock issuable upon conversion of all shares of Class A common stock beneficially owned by such person. Also, the total number of shares of common stock outstanding for purposes of calculating percentage ownership of a person includes the number of shares of Class A common stock beneficially owned by such person.

(2)	Includes (a) 165,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Mr. Grumbacher, Nancy T. Grumbacher (Mr. Grumbacher’s wife), Henry F. Miller and Thomas W. Wolf are the directors, (b) 14,210 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Ms. Grumbacher, Beth Elser, Mr. Wolf and David R. Glyn are the trustees, (c) 365,205 shares of common stock which are subject to forfeiture as provided in the Company’s Amended and Restated 2000 Stock Incentive Plan, and (d) 763,430 shares of common stock held by two grantor retained annuity trusts under which Mr. Grumbacher is the beneficiary and pursuant to which Mr. Grumbacher may at any time acquire such shares by substituting other property in such trusts. Mr. Grumbacher disclaims beneficial ownership of all shares referred to in clauses (a) and (b) of this note.

(3)	Based solely on a Schedule 13G dated February 6, 2006 filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc.

(4)	Consists of Class A common stock held by trusts for the benefit of Tim Grumbacher’s children of which Thomas W. Wolf, Henry F. Miller and David R. Glyn are the trustees. Messrs. Wolf, Miller and Glyn each disclaim beneficial ownership of all shares referred to in this note.

(5)	Consists of (a) 165,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Tim Grumbacher, Nancy T. Grumbacher, Thomas W. Wolf and Mr. Miller are the directors, (b) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s children of which Mr. Miller, Mr. Wolf and David R. Glyn are the trustees, (c) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Wolf, Miller and Glyn are the trustees, and (d) 763,430 shares of common stock held by two trusts for the benefit of Mr. Grumbacher of which Messrs. Wolf and Miller are the trustees. Mr. Miller disclaims beneficial ownership of all shares referred to in this note.

(6)	Includes (a) 165,773 shares of common stock held by The Grumbacher Family Foundation, a charitable foundation of which Tim Grumbacher, Nancy T. Grumbacher, Mr. Wolf and Henry F. Miller are the directors, (b) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Tim Grumbacher’s children of which Mr. Wolf, Mr. Miller and David R. Glyn are the trustees (c) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Wolf, Miller and Glyn are the trustees, (d) 14,210 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Nancy T. Grumbacher, Beth Elser and Messrs. Wolf and Glyn are the trustees, and (e) 763,430 shares of common stock held by two trusts for the benefit of Mr. Grumbacher of which Messrs. Wolf and Miller are the trustees. Mr. Wolf disclaims beneficial ownership of all shares referred to above. Also includes options exercisable within 60 days of April 3, 2006 to purchase 5,000 shares of common stock. Does not include 6,625 restricted stock units held by Mr. Wolf. Restricted stock units do not confer on the holder voting or dispositive control over shares of common stock until one year following termination of Board service, at which time shares of common stock are issued.

(7)	Consists of (a) 545,237 shares of Class A common stock and 63,454 shares of common stock held by trusts for the benefit of Tim Grumbacher’s children of which Mr. Glyn, Thomas W. Wolf and Henry F. Miller are the trustees, (b) 24,950 shares of common stock held by other trusts for the benefit of Mr. Grumbacher’s children of which Messrs. Wolf, Miller and Glyn are the trustees, and (c) 14,210 shares of common stock held by trusts for the benefit of Mr. Grumbacher’s grandchildren of which Nancy T. Grumbacher, Beth Elser and Messrs. Wolf and Glyn are the trustees. Mr. Glyn disclaims beneficial ownership of all shares referred to in this note.

(8)	In notes (4), (5), (6) and (7) above, we discussed trusts for the benefit of Tim Grumbacher’s children, of which Thomas W. Wolf, Henry F. Miller and David R. Glyn serve as trustees. This is one of such trusts.
          The holders of the Class A common stock have entered into an agreement granting Tim Grumbacher (or his personal representative) the right of first refusal to acquire any shares of Class A common stock proposed to be transferred.

Security Ownership of Directors and Executive Officers
          This table shows, as of April 3, 2006, the holdings of our Chief Executive Officer, the four other most highly compensated executive officers during 2005 (collectively, the “named executive officers”), each director, and all directors and executive officers as a group. Each person listed has sole voting power and sole investment power with respect to the shares indicated unless otherwise noted.

	Class A Common Stock			Common Stock(1)

	Shares			Shares
	Beneficially			Beneficially
Name	Owned		Percent	Owned(2)(3)(4)		Percent

Tim Grumbacher	2,406,253		81.53%	5,883,475	(5)	35.98%
James H. Baireuther	—		—	191,000		1.37%
Robert B. Bank	—		—	—		*
Byron L. Bergren	—		—	76,666		*
Philip M. Browne	—		—	2,500		*
Shirley A. Dawe	—		—	—		*
Marsha M. Everton	—		—	860		*
Michael L. Gleim	—		—	368,342	(6)	2.63%
Robert E. Salerno	—		—	2,100		*
Thomas W. Wolf	545,237	(7)	18.47%	1,637,054	(8)	11.29%
James M. Zamberlan	—		—	16,000		*
David B. Zant	—		—	67,000		*
All directors and executive officers as a group (17 persons)	2,951,490		100.00%	7,334,279	(9)	43.06%

*	less than 1%

(1)	See note (1) to Principal Shareholders table.

(2)	The shares reflected in this column do not include 6,625 restricted stock units held by each of the Company’s non-employee directors, Mr. Bank, Mr. Browne, Ms. Dawe, Ms. Everton, Mr. Gleim, Mr. Salerno and Mr. Wolf. Restricted stock units do not confer on the holder voting or dispositive control over shares of common stock until one year following termination of Board service, at which time shares of common stock are issued.

(3)	The shares reflected in this column include options exercisable within 60 days of April 3, 2006 to purchase the following number of shares as to each of the following: Mr. Bergren, 41,666 shares; Mr. Gleim, 65,667 shares; Mr. Wolf, 5,000 shares; Mr. Zamberlan, 5,000 shares; and Mr. Zant, 20,000 shares.

(4)	The shares reflected in this column include shares of restricted stock as to each of the following: Mr. Grumbacher, 365,205 shares; Mr. Baireuther, 10,000 shares; Mr. Bergren, 35,000 shares; Mr. Zamberlan, 4,000 shares; and Mr. Zant, 31,000 shares. Shares of restricted stock confer voting rights on the holder but are subject to forfeiture as provided in the Company’s Stock Incentive Plan.

(5)	See note (2) to Principal Shareholders table.

(6)	Includes 103,367 shares owned by Mr. Gleim’s spouse and 5,700 shares which Mr. Gleim holds as custodian for his grandchildren. Mr. Gleim disclaims beneficial ownership of all of the foregoing shares.

(7)	See note (4) to Principal Shareholders table.

(8)	See note (6) to Principal Shareholders table.

(9)	See notes (2), (3), (4), (5), (6) and (8) above. Includes 675 shares held in an IRA plan by the spouse of an executive officer not named in this table as to which the executive officer disclaims beneficial ownership. Also includes 19,500 shares of restricted stock held by executive officers not named in this table. Shares of restricted stock confer voting rights on the holder but are subject to forfeiture as provided in the Company’s Stock Incentive Plan.

PROPOSAL ONE
ELECTION OF DIRECTORS
          The Board proposes the following nominees for election as directors to hold office until the 2007 Annual Meeting of Shareholders and until their respective successors have been elected. Each is currently a director and has agreed to serve if elected. Should a nominee become unable or decline to serve before the Annual Meeting, the proxies may vote for a substitute recommended by the Governance and Nominating Committee of the Board, unless the Board reduces the number of directors.
ROBERT B. BANK — Director since 2002. Age 59
Mr. Bank has been President of Robert B. Bank Advisory Services, a private capital investment and consulting firm, since 1990.
BYRON L. BERGREN — Director since 2004. Age 59
Mr. Bergren has been President and Chief Executive Officer of Bon-Ton since August 2004. Mr. Bergren, who joined Bon-Ton in November 2003 as Vice Chairman and served as President and Chief Executive Officer of Elder-Beerman from February 2002 through August 2004, served as Chairman of the Southern Division of Belk, Inc. from 1999 to February 2002, and in senior executive positions at Belk Stores from 1985 to 1999.
PHILIP M. BROWNE — Director since 2002. Age 46
Mr. Browne has been Senior Vice President and Chief Financial Officer of Advanta Corp., one of the nation’s largest providers of business credit cards to small businesses, since June 1998. Prior to that, Mr. Browne was a partner at Arthur Andersen LLP, where he was employed for more than 15 years.
SHIRLEY A. DAWE — Director since 2002. Age 59
Ms. Dawe has been President of Shirley Dawe Associates, Inc., a Toronto-based consulting group since 1986. Prior to 1986, she held progressively senior merchandising positions with the Hudson’s Bay Company, a Canadian national department store chain, for over 15 years. Ms. Dawe is a director of the National Bank of Canada and Henry Birks & Sons, Inc., a North American fine jewelry retailer.
MARSHA M. EVERTON — Director since 2003. Age 54
Ms. Everton has been President of The Pfaltzgraff Co., a subsidiary of Lifetime Brands, Inc., a multi-channel retail company, since July 2005. From January 2002 to July 2005, she was President and Chief Executive Officer of The Pfaltzgraff Co., a casual dinnerware manufacturer. Ms. Everton was Vice President of The Pfaltzgraff Co. for more than ten years prior, and was responsible during this period for various departments including stores and direct marketing, corporate development and market planning and administration.
MICHAEL L. GLEIM — Director since 1991. Age 63
Mr. Gleim was Vice Chairman and Chief Operating Officer of Bon-Ton from December 1995 to February 2002. From 1991 to December 1995 he was Senior Executive Vice President of Bon-Ton, and from 1989 to 1991 he was Executive Vice President of Bon-Ton.
TIM GRUMBACHER — Director since 1967. Age 66
Mr. Grumbacher has been Executive Chairman of the Board of Directors of Bon-Ton since February 2005. He served as Chairman of the Board of Directors of Bon-Ton from August 1991 to February 2005. He was Chief Executive Officer of Bon-Ton from 1985 to 1995 and from June 2000 to August 2004. From 1977 to 1989 he was President of Bon-Ton.

ROBERT E. SALERNO — Director since 2002. Age 58
Mr. Salerno has been Chief Operating Officer of Nancy Koltes Associates, a wholesaler of luxury domestics and linens, since June 2004. He was Chief Operating Officer of Kieselstein-Cord International, a luxury accessories wholesaler and retailer, from December 2002 to June 2004; and Vice President and Chief Operating Officer of Circline.com, an internet based broker of fine arts and antiques, from November 2001 to December 2002. From October 1999 to August 2001, Mr. Salerno was Chief Executive Officer of Bluefish Clothing, an apparel marketer. In November 1999, Bluefish Clothing filed for relief under chapter 11 of the U.S. Bankruptcy Code and the company was liquidated in November 2001. From June 1996 to February 1999, he was Senior Vice President of Bergdorf Goodman, responsible for all operational, financial and administrative functions.
THOMAS W. WOLF — Director since 1998. Age 57
Mr. Wolf has been President of the Wolf Organization, Inc., a building materials manufacturer and distributor, since 1985. He is also a director of Irex Corporation, a national building contractor.
THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” THE ELECTION OF THE
NOMINEES LISTED ABOVE

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS INFORMATION
Governing Documents
          The key documents that constitute the corporate governance framework of the Company are as follows:

•	Articles of Incorporation,

•	Bylaws,

•	Corporate Governance Policies,

•	Audit Committee Charter,

•	Human Resources and Compensation Committee Charter,

•	Governance and Nominating Committee Charter,

•	Executive Committee Charter, and

•	Code of Ethical Standards and Business Conduct.
          Each of the committee charters and the Code of Ethical Standards and Business Conduct is available on our website at www.bonton.com by clicking on “Investor Relations,” then “Corporate Governance.”
Director Independence
          The Board of Directors has determined that each of Messrs. Bank, Browne and Salerno, Ms. Dawe and Ms. Everton is an “independent” director as that term is defined in the listing standards of the Nasdaq Stock Market.
Attendance at Board Meetings
          During 2005, the Board of Directors held eight meetings and took action by unanimous consent without a meeting one time.
          No director attended fewer than 75% of the total number of meetings of the Board and committees on which he or she served while in office.
Board Committees
          The Board has an Audit Committee, a Human Resources and Compensation Committee, a Governance and Nominating Committee and an Executive Committee. The primary functions of each committee, its members, the number of times the committee met during 2005, and certain other information regarding each committee are described below.
Audit Committee
          The members of the Audit Committee are Philip M. Browne (Chair), Robert B. Bank and Robert E. Salerno. The Board has determined that Mr. Browne is an “audit committee financial expert” as defined by SEC rules and the listing standards of the Nasdaq Stock Market. The Audit Committee is composed entirely of “independent” directors under applicable SEC rules and Nasdaq Stock Market listing standards and operates under a charter which was adopted by the Board of Directors. This charter is attached to this proxy statement as Appendix A and is posted in the Investor Relations section of the Company’s website at www.bonton.com.
          The Audit Committee appoints and establishes the compensation for the Company’s independent registered public accounting firm, approves in advance all engagements with the independent registered public accounting firm to perform non-audit services, reviews and approves the procedures used to prepare the Company’s periodic reports, reviews and approves the Company’s critical accounting policies, discusses the plans and reviews results of the audit engagement with the independent registered public accounting firm, reviews the independence of the independent registered public accounting firm, and oversees the Company’s accounting processes including the adequacy of its internal accounting controls. To assist it in carrying out its responsibilities, the Audit Committee is authorized to retain the services of independent advisors.
          The Audit Committee met six times during 2005.
Human Resources and Compensation Committee
          During 2005, the members of the Human Resources and Compensation Committee (the “HRC Committee”) were Shirley A. Dawe (Chair), Robert B. Bank and Philip M. Browne. Effective April 3, 2006, Marsha M. Everton was appointed to the HRC Committee. The HRC Committee is composed entirely of “independent” directors, as defined by the listing standards of the Nasdaq Stock Market, and operates under a charter which was adopted by the Board of Directors. This charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.
          The HRC Committee advises and assists management in developing the Company’s overall compensation strategy to assure that it promotes shareholder interests, supports the Company’s strategic objectives, and provides for appropriate rewards and incentives for the Company’s management and employees. As part of that responsibility, the HRC Committee reviews and approves the structure of the Company’s bonus plans and administers the Company’s stock option plans. To assist it in carrying out its responsibilities, the HRC Committee is authorized to retain the services of independent advisors.
          At the end of each year, the HRC Committee evaluates the performance of the Executive Chairman of the Board, the President and Chief Executive Officer, and the other principal executive officers of the Company, and establishes their compensation for the next year. The compensation of the President and Chief Executive Officer is also reviewed and approved by the full Board of Directors. The HRC Committee also reviews with the Chief Executive Officer the performance of the other executive officers and approves their compensation for the next year. Finally, the HRC Committee establishes the corporate goals under the Company’s cash bonus plan and may determine whether the requirements for receipt of a bonus should be waived.
          The HRC Committee met fourteen times during 2005.
Governance and Nominating Committee
          The members of the Governance and Nominating Committee (the “GN Committee”) are Michael L. Gleim (Chair), Marsha M. Everton and Thomas W. Wolf. Messrs. Gleim and Wolf are not “independent” directors as set forth under the Nasdaq Stock Market listing standards. As discussed above, the Company is a “controlled company” under Nasdaq Stock Market listing stan-

dards. As a controlled company, the Company may elect, and has elected, not to have a nominating committee comprised solely of independent directors. Both Mr. Gleim and Mr. Wolf provide the Board with valuable insight with respect to both the governance of the Company and the nominations process, and, therefore, the Board believes they should continue as members of the GN Committee.
          The GN Committee reviews, develops and makes recommendations to the Board of Directors regarding various aspects of the Company’s governance processes and procedures. It also recommends candidates for election to fill vacancies on the Board, including renominations of members whose terms are due to expire. The GN Committee is also responsible for making recommendations to the Board regarding the compensation of its non-employee members. The GN Committee operates under a charter which was adopted by the Board of Directors. This charter is posted in the Investor Relations section of the Company’s website at www.bonton.com.
          The GN Committee met six times during 2005.
Executive Committee
          The members of the Executive Committee are Tim Grumbacher (Chair), Michael L. Gleim and Thomas W. Wolf. The Executive Committee has the authority to act in place of the Board of Directors on specified matters.
          The Executive Committee has the following responsibilities: to propose the Board agenda for each year and to refine the agenda prior to each Board meeting; to keep the members of the Board informed of pertinent issues that arise between quarterly Board meetings; and to act as a sounding board for the Company’s Chief Executive Officer as appropriate. The Executive Committee Charter, under which the Executive Committee operates, was adopted by the Board and is posted in the Investor Relations section of the Company’s website at www.bonton.com.
          The Executive Committee met thirteen times during 2005.
Director Nominations Process and Director Qualifications
          The GN Committee will consider shareholder recommendations for candidates for the Board from any shareholder who has been a continuous record owner of at least 3% of the common stock of the Company for at least one year prior to submission of the recommendation and who provides a written statement that the shareholder intends to continue share ownership through the date of the meeting at which directors are to be elected. Any such shareholder recommendation should be sent to the Governance and Nominating Committee, c/o Office of General Counsel, The Bon-Ton Stores, Inc., P.O. Box 2821, York, PA 17405. Any candidate recommended by a shareholder shall, at a minimum, possess a background that includes a solid education, sufficient business, professional or academic experience and the requisite reputation, character, integrity, skills, judgment and temperament and such other relevant characteristics, which, in the GN Committee’s view, have prepared him or her for dealing with the multi-faceted financial, business and other issues that confront a board of directors of a corporation with the size, complexity, reputation and success of the Company.
          The GN Committee also considers potential candidates recommended by current directors, Company officers, employees and others. The GN Committee screens all potential candidates in the same manner regardless of the source of the recommendation.
          In nominating candidates to fill vacancies created by the expiration of the term of a member of the Board, the GN Committee determines whether the incumbent director is willing to stand for re-election. If so, the GN Committee evaluates his or her performance in office to determine suitability for continued service, taking into consideration the value of continuity and familiarity with the Company’s business. When appropriate, the GN Committee may retain executive recruitment firms to assist in identifying suitable candidates.
Director Attendance at Annual Meetings
          The Company has adopted a policy which encourages Board members to attend the annual shareholders meeting. Five members of the Board attended the 2005 Annual Meeting of Shareholders.
Shareholder Communication with Board of Directors
          Any shareholder who wishes to communicate with the Board of Directors, or any individual director, may do so by directing correspondence which prominently displays the fact that it is a shareholder-board communication, to such director or directors, c/o Office of General Counsel, The Bon-Ton Stores, Inc., P.O. Box 2821, York, PA 17405. Until and unless a procedure is adopted by a majority of the independent members of the Board whereby it may be deemed unnecessary or inappropriate to relay certain shareholder communications to the appropriate parties, all shareholder communications will be relayed to the intended director or directors.
Compensation of Directors
          Messrs. Grumbacher and Bergren are employees of the Company and are not paid any separate compensation for serving as directors. They are the only employees who serve as directors.
          Each non-employee director receives both cash compensation and stock compensation, which includes:

•	a $90,000 annual fee, $40,000 of which is paid in cash and $50,000 of which is paid in restricted stock units which vest 12 months following termination of Board service;

•	a $15,000 annual fee for serving on the Executive Committee;

•	a $5,000 annual fee for serving on each committee other than the Executive Committee;

•	a $10,000 supplemental annual fee for each Committee chair.
          Robert B. Bank, one of the Company’s non-employee directors, serves as the Board’s representative on the committee that oversees the Company’s Retirement Contribution Plan. For his service on this committee, Mr. Bank receives $1,250 for each meeting attended. On April 3, 2006, in recognition of work performed in connection with the Company’s acquisition of the Northern Department Store Group of Saks Incorporated, the Board approved supplemental one-time payments in the amount of $5,000 to each of the members of the HRC Committee other than the Chair and a supplemental one-time payment in the amount of $15,000 to the Chair of the HRC Committee.
          Directors may defer all or any part of their cash compensation into additional restricted stock units.

          The following table presents the compensation provided by the Company during 2005 to each non-employee director for service on the Board of Directors:
Non-Employee Director Compensation Table

		Annual
	Annual Cash	Restricted	Committee
Name	Retainer	Stock Units	Fees	Other Fees		Total

Robert B. Bank	$40,000	$50,000	$15,000	3,750	(1)	$108,750
Philip M. Browne	40,000	50,000	25,000	—		115,000
Shirley A. Dawe	40,000	50,000	25,000	—		115,000
Marsha M. Everton	40,000	50,000	5,000	—		95,000
Michael L. Gleim	40,000	50,000	30,000	—		120,000
Robert E. Salerno	40,000	50,000	5,000	—		95,000
Thomas W. Wolf	40,000	50,000	20,000	—		110,000

(1)	Mr. Bank serves as the Board’s representative on the committee that oversees the Company’s Retirement Contribution Plan and receives $1,250 for each meeting of such committee that he attends.

PROPOSAL TWO
AMENDMENT OF THE BON-TON STORES, INC.
AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN
          The Stock Incentive Plan was adopted by the Board of Directors and approved by the Company’s shareholders in June 2000. The purpose of the Stock Incentive Plan is to recognize the contributions made to the Company by its employees, consultants and advisors, to provide these individuals with additional incentives to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate individuals upon whom the sustained growth and financial success of the Company depends.
          The Stock Incentive Plan provides for the grant of options (“Options”) to purchase shares of common stock and awards (“Awards”) of shares of common stock subject to risk of forfeiture (“Restricted Shares”). Under the Stock Incentive Plan, Options and Awards presently can be granted for up to an aggregate of 1,900,000 shares (exclusive of shares granted and thereafter cancelled). The Board of Directors, at the recommendation of the HRC Committee, has amended the Stock Incentive Plan (the “Plan Amendment”), subject to shareholder approval, to:

•	increase the number of shares available under the Stock Incentive Plan by 700,000 to an aggregate of 2,600,000 shares; and

•	permit, but not require, the grant of “performance-based” Awards to participants in the Stock Incentive Plan so that such awards qualify for an exemption from the limitations on deductibility of certain compensation imposed by Section 162(m) of the Internal Revenue Code.
          The Plan Amendment will become effective immediately if approved by shareholders at the Annual Meeting. If the Plan Amendment is not approved at this Annual Meeting, the Plan Amendment will not become effective and the Stock Incentive Plan as it presently exists will continue in effect. The results of the vote will not affect any awards outstanding under the Stock Incentive Plan as of the date of this proxy statement. A copy of the Stock Incentive Plan, as amended and restated to include the Plan Amendment and certain technical changes approved by the Board, is attached to this proxy statement as Appendix B.
          As of April 3, 2006, an aggregate of 785,948 shares of common stock remain reserved for issuance under the Stock Incentive Plan. The Board believes that the availability of an adequate number of shares in the share reserve of the Stock Incentive Plan is an important factor in attracting, motivating and retaining qualified employees and advisors essential to the success of the Company.
          The Plan Amendment increases the share reserve under the Stock Incentive Plan to a total of 1,485,948 shares in contemplation of using these shares to grant options over the next few years. In light of historical usage and expected future grants, the Company expects that the increase will be adequate to meet these foreseeable requirements.
          Future Options and Awards, if any, that will be made to eligible participants in the Stock Incentive Plan are subject to the discretion of the Human Resources and Compensation Committee and, therefore, are not determinable at this time.
          The key provisions of the Stock Incentive Plan, as proposed to be amended, are as follows:
          Number of Shares. The maximum number of shares that may be issued under the Stock Incentive Plan is 2,600,000. The maximum number of shares will be adjusted to reflect certain changes in the Company’s capitalization. If any shares subject to any Option or Award are forfeited, or an Option is terminated without the issuance of shares, the shares subject to such Option or Award will again be available pursuant to the Stock Incentive Plan. The closing sale price for a share of common stock on May 3, 2006 was $27.98 as reported by the Nasdaq Stock Market.
          Administration. The Stock Incentive Plan is administered by the Board of Directors, or, at the discretion of the Board of Directors, by a committee composed of two or more members of the Board of Directors (for purposes of this Proposal Two, the “Committee”). To the extent possible, and to the extent the Board of Directors deems it necessary or appropriate, each member of the Committee shall be a “Non-Employee Director” (as such term is defined in Rule 16b-3 under the Securities Exchange Act of 1934) and an “Outside Director” (as such term is defined in Treasury Regulations Section 1.162-27 under the Internal Revenue Code (the “Code”)); however, the Board may designate two committees to operate and administer the Stock Incentive Plan in its stead. The Stock Incentive Plan presently is administered by the Human Resources and Compensation Committee.
          Eligibility. All employees (including all executive officers), directors, consultants and advisors of the Company or its subsidiaries and affiliates are eligible to receive Options or Awards under the Stock Incentive Plan.
          Term of the Stock Incentive Plan. The Stock Incentive Plan became effective March 3, 2000 and provides that no Options or Awards may be granted after March 2, 2010.
          Options and Awards. From time to time, at its discretion, the Committee may select eligible recipients to whom Options or Awards will be granted, determine when each Option or Award will be granted, determine the number of shares subject to such Option or Award and, subject to the provisions of the Stock Incentive Plan, determine the terms and conditions of each Option or Award.
          Options. Options granted under the Stock Incentive Plan may be either incentive stock options (“ISOs”) or non-qualified stock options. ISOs are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Unless an Option is specifically designated at the time of grant as an ISO, Options are non-qualified options. Options are not transferable by the optionee except by will or by the laws of descent and distribution. No Option granted under the Stock Incentive Plan may be exercised unless at least six months has elapsed since the date of the grant.
          The exercise price of the Options is determined by the Committee, provided that the exercise price of an ISO must be at least 100% of the fair market value of a share of common stock on the date the Option is granted, or at least 110% of the fair market value if the recipient owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company. The term of each Option is fixed by the Committee. The aggregate fair market value, determined as of the time of grant, of the shares with respect to which an ISO is exercisable for the first time by the recipient during any calendar year (under all incentive stock option plans of the Company) may not exceed $100,000.
          Maximum Grants. The Stock Incentive Plan provides that the maximum number of shares for which options may be granted to any single optionee in any fiscal year is 400,000 shares.
          Termination of Options. All Options terminate on the earliest of:

a.	The expiration of the term specified in the Option, which shall not exceed ten years from the date of grant or five years from the date of grant of an ISO if the recipient owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company;

b.	The expiration of 90 days from the date the optionee’s employment or service with the Company terminates for any reason other than disability (as defined in the Code) or death or as otherwise specified in subparagraphs d. or e. below;

c.	The expiration of one year from the date the optionee’s employment or service with the Company terminates due to the optionee’s death or disability;

d.	A finding by the Committee that the optionee has breached his or her employment contract with the Company or has engaged in disloyalty to the Company; or

e.	Such time as the Committee may determine if there is a Change of Control of the Company as defined in the Stock Incentive Plan.
          Payment for Options. An optionee may pay for shares in cash, certified check or such other mode of payment as the Committee may approve, including payment in shares held by the optionee for at least six months.
          Awards. The Committee will determine the period, which under the Stock Incentive Plan must extend for at least six months from the date of grant, during which the grantee may not sell, transfer, pledge or assign Restricted Shares (the “Restrictions”). Restrictions may lapse in installments, as determined by the Committee. The Committee may, at its sole discretion, waive any Restrictions in whole or in part. The Committee will determine the rights that grantees have with respect to Restricted Shares, including the right to vote Restricted Shares and the right to receive dividends paid with respect to Restricted Shares. In the event a grantee terminates employment with the Company for any reason other than death or disability, all Restricted Shares remaining subject to Restrictions will be forfeited by the grantee and canceled by the Company. In addition, the Stock Incentive Plan, as amended, also contains special provisions regarding the award of Awards that will be “Performance-Based,” as outlined in more detail, below, in the discussion of Federal Income Tax Consequences.
          Provisions Relating to a Change of Control of the Company. Notwithstanding any other provision of the Stock Incentive Plan, in the event of a Change of Control of the Company, the Committee may take whatever action with respect to Options and Awards outstanding as it deems necessary or desirable, including acceleration of the expiration or termination date or the date of exercisability of an Option or removing any restrictions from or imposing any additional restrictions on outstanding Awards.
          A “Change of Control” will occur if: (a) the Company is dissolved or liquidated; (b) an agreement to sell or dispose of substantially all of the assets of the Company is approved; (c) subject to certain exceptions, an agreement to merge or consolidate the Company with or into another corporation is approved; (d) any entity, person or group (within the meaning of certain provisions of the Securities Exchange Act), other than Tim Grumbacher, members of his family, his lineal descendants or entities of which such persons are the beneficial owners of at least 50% of the voting interests, the Company or any of its subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, becomes the beneficial owner or has obtained voting control over securities of the Company representing more than 50% of the voting power of the Company’s outstanding voting stock; or (e) directors constituting a majority of the Board of Directors have been members of the Board of Directors for less than 12 months, unless the nomination for election of each new director who was not a director at the beginning of such 12-month period was approved by a vote of at least two-thirds of the directors then still in office who were the directors at the beginning of such period.

          Amendment and Termination. The Board of Directors may amend the Stock Incentive Plan at any time, provided the Board may not (a) change the class of individuals eligible to receive an ISO, (b) increase the maximum number of shares as to which Options and Awards may be granted or (c) make any other change or amendment as to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 under the Securities Exchange Act, in each case without obtaining shareholder approval within 12 months before or after such action. No Option or Award will be adversely affected by any such amendment without the consent of the optionee or grantee.
          Federal Income Tax Consequences. The following discussion is a summary of certain federal income tax consequences of the issuance of Options and the acquisition of shares of common stock by exercising Options or receiving Awards of Restricted Shares under the Stock Incentive Plan and does not present a complete analysis of all tax consequences which may be relevant to any particular recipient. It does not purport to discuss state or local income tax laws.
          (a) Options. With respect to ISOs, for federal income tax purposes, an optionee will not have taxable income upon grant or exercise. However, upon exercise of an ISO, an optionee will generally recognize income for alternative minimum tax purposes in an amount equal to the difference between the exercise price of the ISO and the fair market value of the shares received. Any gain realized on sale of the shares acquired upon exercise of an ISO will be treated as long-term capital gain, provided the optionee does not dispose of the shares for at least two years after the date of grant or within one year after the date of exercise. No gain or loss will generally be recognized by an optionee upon, nor will any deduction be allowed to the Company as a result of, the grant or exercise of ISOs.
          In general, in the case of non-qualified stock options or ISOs as to which the foregoing holding period limitations have not been satisfied, an optionee will have taxable income at ordinary income rates upon exercise (or at the time of a sale of ISO stock which does not satisfy the holding periods) for the difference between the exercise price and the fair market value at the date of exercise or, if the optionee is subject to certain restrictions imposed by federal securities laws, upon the lapse of those restrictions, unless the optionee elects under Section 83(b) of the Code within 30 days after exercise to be taxed upon exercise. The amount of that difference will generally be a deductible expense to the Company.
          The ability of the Company to deduct compensation expense is generally subject to limitations under Section 162(m) of the Code (applicable to compensation in excess of $1,000,000 paid to certain “covered” employees). Any income recognized as ordinary compensation income on the exercise of a non-qualified stock option should, however, be exempt from these Code limitations as “performance-based” compensation provided the option grant meets certain requirements. It is the Company’s intention to administer the Stock Incentive Plan in accordance with all applicable “performance-based” compensation requirements, including administration of the Stock Incentive Plan with respect to “covered” employees by a committee of two or more “outside” directors (as that term is used in applicable IRS regulations) and to make Option grants to such employees with an exercise price that is at least equal to the fair market value of the shares on the date of grant. Under these circumstances, such Options should, on exercise, result in a deductible compensation expense that is exempt from Section 162(m) of the Code as “performance-based” compensation.
          (b) Restricted Shares. For federal income tax purposes, the recipient of an Award will not recognize income and the Company will not be entitled to a deduction at the time of the Award because the Restricted Shares are subject to risk of forfeiture and are not transferable. When the risk of forfeiture and non-transferability restrictions lapse, the recipient will recognize compensation income and the Company will be entitled to a deduction (subject generally to a $1,000,000 limitation on deductible compensation of certain employees of the Company as pro-

vided under Section 162(m) of the Code) in an amount equal to the then fair market value of the Restricted Shares.
          (c) Performance-Based Awards. Pursuant to special provisions in the Stock Incentive Plan, as amended, the Committee may grant Awards that have vesting requirements linked to the attainment of one or more “performance targets” applicable to any such Award. In the event the grantee of any such Award terminates employment prior to the end of the “performance period” applicable to the Award, the grantee will forfeit his or her rights to the Award. In addition, in the event the “performance target” that applies to an Award is not attained by the end of the applicable “performance period,” all rights to the Award will also be forfeited. The Committee also has the right to cause any performance-based Award to be forfeited, at its discretion, without regard to whether applicable performance targets are attained if the Committee determines that such a forfeiture is appropriate.
          If performance-based Awards are granted, the Committee must establish one or more performance targets for each performance period, which may vary for different grantees. In all cases, the performance target(s) established with respect to any performance period will be established within the first 90 days of the performance period or, if shorter, within the first twenty five percent (25%) of such performance period. Each performance target will be in the form of a goal as to which an objective method or methods is available for determining whether it has been achieved. In addition, the Committee will establish in connection with the performance targets applicable to a performance period an objective method for computing the portion of a particular performance-based Award that will be treated as vested as a result of attaining such performance target(s).
          If performance-based Awards are granted, the performance targets established must be based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company’s subsidiaries, operating divisions, business segments or other operating units, or (iii) any combination thereof): earnings before interest, taxes, depreciation, and amortization; profit before taxes; stock price; market share; gross revenue; net revenue; pretax income; net operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reductions and savings; return on revenues or productivity; loss ratio; expense ratio; combined ratio; product spread; or any variations or combinations of the preceding business criteria, which may also be modified at the discretion of the Committee, to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate.
          Performance-based Awards cannot be made in excess of the limitations established under the special performance-based provisions of the Stock Incentive Plan. Specifically, no grantee may receive performance-based Awards for Restricted Shares having a fair market value, as of the date the performance-based Award is granted, in excess of $3,000,000. This limitation is an annual limitation, so that if performance-based Awards relate to a performance period longer than one year, the limitation is increased proportionately. If a performance period is less than a full year, this annual limitation applies without adjustment, except that if there are multiple performance periods within any one twelve month period, the limitation cannot be exceeded in the aggregate taking into account the multiple performance-based Awards granted with respect to those performance periods, and a similar limitation applies to overlapping performance periods.
          Unlike Awards of Restricted Shares that vest solely by reason of a period of continuous employment, performance-based Awards granted under the Stock Incentive Plan are intended to qualify as “performance-based” compensation for purposes of Section 162(m) of the Code because vesting of the Awards is linked to bona fide performance targets established by the Committee consistent with the requirements set forth in the Stock Incentive Plan. As a consequence, it is anticipated that at the time a performance-based Award becomes vested, the value of the Restricted Shares will be included in the income of the grantee and will be deductible by the Company without regard to the limitations imposed on deductibility under Section 162(m) of the Code.
          (d) Election under Section 83(b) of the Code. Except as provided below, an Award recipient may nevertheless elect pursuant to Section 83(b) of the Code to include the Restricted Shares in his income at their fair market value at the time of award, in which event the Company would be entitled to a corresponding deduction. Such election must be made within 30 days after the Award. If this election is made, any appreciation in value recognized by the Award recipient on a subsequent disposition of the Restricted Shares will in general be taxed at capital gains rates and not as ordinary income. If, however, an Award recipient who makes a Section 83(b) election forfeits the Restricted Shares back to the Company, the recipient will not recognize a loss on such forfeiture. In some cases, the particular restrictions with respect to an Award may be such that an Award recipient will not be entitled to make the Section 83(b) election.
          The Board of Directors approved the Plan Amendment on April 4, 2006. Approval of the Plan Amendment requires the affirmative vote of a majority of the votes cast by holders of common stock and Class A common stock.
THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” AMENDMENT OF THE BON-TON STORES, INC.
2000 STOCK INCENTIVE PLAN

PROPOSAL THREE
RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee has recommended ratification of its appointment of KPMG LLP, which served as our independent registered public accounting firm in 2005, to serve as our independent registered public accounting firm for 2006. If the shareholders do not ratify this appointment, another independent registered public accounting firm will be considered by the Audit Committee.
          In making its selection of KPMG, the Audit Committee considered whether the non-audit services provided by KPMG are compatible with maintaining KPMG’s independence.
FEES PAID TO KPMG

	2005	2004

Audit Fees(1)	$1,192,200	$1,386,400
Audit-Related Fees(2)	722,711	23,400
Tax Fees(3)	217,020	308,100
All Other Fees	—	—

(1)	Audit Fees include fees associated with audit services, consultation on matters related to the consolidated financial statements, review of the tax provision, consents, reviews of the Company’s quarterly reports on Form 10-Q and reviews of the Company’s filings under the Securities Exchange Act of 1934.

(2)	Audit-Related fees in 2005 relate primarily to services, including due diligence, provided in connection with the acquisition of the Northern Department Store Group from Saks Incorporated and the related financing. Audit-Related fees in 2004 relate to benefit plan audits.

(3)	Tax Fees reflect all tax related services, excluding any costs included in Audit Fees, including consultation, return preparation, planning and compliance.
          The Audit Committee is responsible for the pre-approval of all audit services and non-audit services performed by the Company’s independent registered public accounting firm. All of the fees shown in the chart above were pre-approved by the Audit Committee. The Audit Committee may delegate to one of its members the authority to grant such pre-approvals, and any such approvals are presented to the full Audit Committee at its next scheduled meeting.
          A representative of KPMG is expected to be present at the meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions from shareholders.
THE BOARD OF DIRECTORS RECOMMENDS
VOTING “FOR” RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

EXECUTIVE COMPENSATION
Summary Compensation Table
          This table sets forth, for the last three years, certain information regarding the compensation paid or accrued for our Chief Executive Officer and for the named executives:

					Long-Term
		Annual Compensation			Compensation Awards

				Other	Restricted	Securities
Name and				Annual	Stock	Underlying	All Other
Position	Year	Salary	Bonus	Compensation(1)	Awards(2)	Options(#)	Compensation(3)

Tim Grumbacher	2005	$650,000	$—	$22,584	$6,588,298	—	$11,590
Executive Chairman	2004	712,500	845,025	—	—	—	12,217
of the Board	2003	625,000	817,500	—	—	—	11,425

Byron L. Bergren(4)	2005	736,538	—	55,075	—	95,000	127,374
President and CEO	2004	605,662	247,143	—	456,750	125,000	1,838,760
	2003	148,741	878,750	—	—	—	1,413

James H. Baireuther	2005	400,000	—	18,421	178,100	—	14,416
Vice Chairman and	2004	394,564	149,900	—	—	—	14,719
Chief Administrative Officer	2003	402,300	210,000	—	—	—	13,927

David B. Zant(5)	2005	500,000	125,000	24,716	106,860	—	24,108
Vice Chairman and	2004	28,846	225,000	—	630,000	60,000	—
Chief Merchandising Officer	2003	—	—	—	—	—	—

James M. Zamberlan(6)	2005	400,000	—	5,602	71,240	—	15,491
Executive Vice President —	2004	370,350	114,900	—	104,090	5,000	10,269
Stores	2003	99,000	131,400	—	—	—	931

(1)	The amounts disclosed in this column for 2005 include the following: (i) automobile allowances and Company car benefits in the amount of $13,425 for Mr. Bergren, $9,500 for Mr. Baireuther, $9,500 for Mr. Zant and $3,302 for Mr. Zamberlan; (ii) supplemental medical benefits in the amount of $22,584 for Mr. Grumbacher, $30,511 for Mr. Bergren, $2,300 for Mr. Baireuther, $3,893 for Mr. Zant and $2,300 for Mr. Zamberlan, and (iii) club membership expenses in the amount of $11,139 for Mr. Bergren, $6,621 for Mr. Baireuther and $11,323 for Mr. Zant. Prior to 2005, the Company did not disclose the value of perquisites and other personal benefits provided to its named executive officers because the dollar value of such perquisites and other personal benefits did not exceed the threshold requiring disclosure under applicable SEC rules.

(2)	The total number of restricted stock awards held by the named executives at the end of 2005 was 445,205 shares. The closing price of the common stock on January 28, 2006 was $21.18 per share, giving the named executives’ restricted stock holdings a value of $9,429,442 at year-end. Holders of restricted stock are entitled to the same dividend that the Company pays on common stock.

(3)	The amounts disclosed in this column for 2005 include the following: (i) life insurance premiums, or reimbursement for life insurance premiums, in the amount of $528 for Mr. Grumbacher, $1,806 for Mr. Bergren, $3,354 for Mr. Baireuther, $776 for Mr. Zant, and $4,429 for Mr. Zamberlan; (ii) Company contributions under the Company’s Retirement Contribution Plan in the amount of $11,062 for each of Messrs. Grumbacher, Bergren, Baireuther and Zamberlan; and (iii) relocation benefits in the amount of $114,506 for Mr. Bergren and $23,332 for Mr. Zant.

(4)	Mr. Bergren became an executive officer of the Company in November 2003.

(5)	Mr. Zant became an executive officer of the Company in January 2005.

(6)	Mr. Zamberlan joined the Company in October 2003 upon the acquisition of Elder-Beerman and became an executive officer of the Company in November 2004.

Stock Option Grants
          The following table reflects the stock option grants to each of the named executives during 2005. We do not have any plan pursuant to which stock appreciation rights may be granted.
Option Grants in 2005

	Individual Grants					Potential Realizable Value at
Assumed Annual Rate of
	Securities		% of Total			Stock Price Appreciation for
	Underlying		Options Granted			Option Term(1)
	Options		to Employees in	Exercise	Expiration
Name	Granted		2005	Price(2)	Date	5%	10%

Tim Grumbacher	—		—	—	—	—	—

Byron L. Bergren	95,000	(3)	53.07%	$20.44	7-6-12	$790,508	$1,842,219

James H. Baireuther	—		—	—	—	—	—

David B. Zant	—		—	—	—	—	—

James M. Zamberlan	—		—	—	—	—	—

(1)	Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on the Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2)	The exercise price represents the closing price of the common stock on the Nasdaq National Market on the date of grant.

(3)	This option vests as follows: (i) 20,667 shares on July 6, 2006, (ii) 20,667 shares on July 6, 2007, (iii) 20,666 shares on July 6, 2008, and (iv) 33,000 shares on July 6, 2009.
Stock Option Exercises and Holdings
          The following table shows stock option exercises during 2005 and the number and value of stock options (exercised and unexercised) at the end of 2005 for the named executives:
Option Values at January 28, 2006

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options
	Shares		January 28, 2006		at January 28, 2006(1)
	Acquired	Value
	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Tim Grumbacher	44,550	$627,634	—	—	—	—

Byron L. Bergren	—	—	—	220,000	—	$1,086,550

James H. Baireuther	—	—	—	—	—	—

David B. Zant	—	—	—	60,000	—	325,800

James M. Zamberlan	—	—	5,000	—	$31,550	—

(1)	In-the-money options are options having an exercise price below the year-end share price of $21.18. Value is calculated by multiplying the difference between the option exercise price and $21.18 by the number of shares underlying the option.

Employment Agreements
Tim Grumbacher
          Effective as of February 1, 2005, Mr. Grumbacher and the Company entered into an Executive Transition Agreement. Pursuant to the agreement, which runs through the first day of the Company’s fiscal year commencing on or about February 1, 2010, Mr. Grumbacher will serve as the Company’s Executive Chairman of the Board and a member of the Executive Committee of the Board for a three-year period. For the remaining term of the agreement, Mr. Grumbacher will serve as non-executive Chairman and in such other capacity as the Board and Mr. Grumbacher may agree.
          During the initial three-year period, Mr. Grumbacher will receive an annual base salary of $650,000 and will be eligible to earn an annual cash bonus in accordance with pre-determined criteria established by the HRC Committee under the Company’s bonus plan for senior executives with target bonuses of 75%, 50% and 40% of base salary for 2005, 2006 and 2007, respectively. The maximum bonus payable for such years will be 150%, 100% and 80% of base salary, respectively. Mr. Grumbacher did not receive a performance bonus for 2005.
          Under the agreement, Mr. Grumbacher was granted 365,205 restricted shares of the Company’s common stock pursuant to the terms of the Company’s Amended and Restated 2000 Stock Incentive Plan. The shares will vest at the end of the term of the agreement, subject to accelerated vesting upon a change in control (as defined in the agreement) of the Company, upon Mr. Grumbacher ceasing to serve the Company as a result of his death or disability (as defined in the agreement) or if, prior to the end of the term, Mr. Grumbacher and the Board mutually agree that he shall cease to serve as Executive Chairman of the Board. Mr. Grumbacher will forfeit the restricted shares if, prior to the end of the term, he ceases to serve as Executive Chairman of the Board and such cessation of service is not the result of a breach of the agreement by the Company. Mr. Grumbacher will not be entitled to any other long-term incentive awards. The Company has agreed to provide Mr. Grumbacher and his wife with medical insurance for the duration of each of their lives. In addition, for the duration of Mr. Grumbacher’s life, the Company will provide him with secretarial support and office space and allow him to participate in the Company’s discount program that allows executives to make “at-cost” purchases from the Company.
          If during the initial three-year period, Mr. Grumbacher shall cease to serve as executive Chairman by reason of the occurrence of a change in control of the Company, then he shall be entitled to receive a lump sum cash payment, as soon as practicable following the cessation of such service (subject to delay if necessary to comply with Section 409A of the Internal Revenue Code), equal to the sum of (i) any accrued but unpaid compensation and reimbursement for any business expenses, (ii) the remainder of his base salary for the initial three-year period and (iii) the amount of any target bonus in respect of any fiscal year not commenced or completed prior to the change in control.
          In the event that any amounts payable under the agreement or any other plan or agreement would constitute “excess parachute payments” that exceed ten percent of Mr. Grumbacher’s “safe harbor” (as each term is defined in Section 280G of the Internal Revenue Code and the regulations promulgated thereunder), the Company will provide a gross-up payment to Mr. Grumbacher to compensate him fully for the imposition of excise taxes under Section 280G. If the amounts payable exceed the “safe harbor” limit, but not by more than ten percent, then the amounts payable to Mr. Grumbacher shall be reduced so that no payments are deemed to be “excess parachute payments.”

Byron L. Bergren
          Mr. Bergren’s current employment agreement with the Company was entered into August 24, 2004. The term of this employment agreement continues to January 31, 2008, and thereafter from year to year unless terminated by Mr. Bergren or the Company. The current employment agreement initially provided for a minimum annual base salary of $700,000. This minimum base salary was increased to $750,000 effective May 1, 2005. The current employment agreement also provides for a bonus in accordance with pre-determined criteria established by the HRC Committee up to a maximum bonus of 100% of base salary in 2004 and 150% in succeeding years. No performance bonus was awarded to Mr. Bergren for 2005. If Mr. Bergren is discharged without cause or resigns for good reason (each as defined in the employment agreement) he will continue to receive his base salary and other benefits for the greater of one year or the remaining term of the current employment agreement.
          Upon a change in control (as defined in the current employment agreement) of the Company, all options and shares of restricted stock held by Mr. Bergren will immediately vest and, upon termination of his employment under certain circumstances after a change in control, Mr. Bergren will be entitled to a payment equal to the lesser of (i) 2.99 times his base salary at the time of the change in control, and (ii) the maximum amount permitted by Section 280G of the Internal Revenue Code. As set forth in the agreement, Mr. Bergren was nominated to serve as a Director and was granted, effective August 24, 2004, 35,000 restricted shares of the Company’s common stock which vest on January 31, 2008 and options to purchase 125,000 shares of the Company’s common stock which vest in three equal installments on January 31, 2006, January 31, 2007 and January 31, 2008.
David B. Zant
          Mr. Zant’s employment agreement was entered into December 13, 2004 and continues to January 31, 2008. It provides for a minimum annual base salary of $500,000 and an annual target bonus of 50% of his base salary and a maximum bonus of 100% of his base salary in accordance with objectives determined by the HRC Committee. For the first year of participation in the bonus plan only, 2005, Mr. Zant received a guaranteed bonus payment of $125,000. Mr. Zant did not receive any additional bonuses for 2005. If Mr. Zant is discharged without cause or resigns for good reason (each as defined in the employment agreement), he will continue to receive his base salary for one year. Upon a change in control (as defined in the employment agreement) of the Company, all options and shares of restricted stock held by Mr. Zant will immediately vest and, upon termination of his employment under certain circumstances after a change in control, Mr. Zant will be entitled to a payment equal to the lesser of (i) 2.99 times his base salary at the time of the change in control, and (ii) the maximum amount permitted by Section 280G of the Internal Revenue Code.
James M. Zamberlan
          By agreement dated November 29, 2004, the Company assumed the terms and provisions of Mr. Zamberlan’s employment agreement with The Elder-Beerman Stores Corp., and agreed to certain modifications thereto. This employment agreement, as amended, continued to January 28, 2006, and continues indefinitely thereafter unless terminated by the Company or Mr. Zamberlan. It provides for a minimum annual base salary of $400,000 and a bonus in accordance with pre-determined criteria established by the HRC Committee up to a maximum bonus of 80% of his base salary. Mr. Zamberlan’s annual base salary was increased to $425,000 effective April 30, 2006. Mr. Zamberlan did not receive a performance bonus for 2005. If his employment is terminated by the Company without cause (as defined in his employment agreement), or if Mr. Zamberlan shall terminate his employment agreement for any reason, he shall be entitled to a termination payment of $1,039,367.
Supplemental Retirement Benefits
          The Company has established a nonqualified, unfunded retirement plan for certain key executives. Under the terms of this plan, each participant is entitled to an annual retirement benefit if he remains employed by the Company for a stated period.
          Under this plan, James H. Baireuther is entitled to an annual retirement benefit of $50,000, payable commencing on his attainment of sixty years of age or retirement from the Company, whichever is later.
Executive Severance
          We have entered into severance agreements with certain of our executive officers other than Messrs. Grumbacher, Bergren, Zant and Zamberlan, which generally provide for payment of one year’s base salary if the executive officer is terminated without cause (as defined in such agreements).
Equity Compensation Plan Information
          At January 28, 2006, the Amended and Restated 1991 Stock Option and Restricted Stock Plan, The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan, the Company’s Phantom Equity Replacement Plan and the Management Incentive Plan were in effect. Each of these plans has been approved by the shareholders. There were no other equity compensation plans in effect. The following information concerning these plans is as of January 28, 2006:

			Number of securities
	Number of shares of		remaining available for future
	common stock to be	Weighted-average	issuance under equity
	issued upon exercise of	exercise price of	compensation plans
	outstanding options,	outstanding options,	(excluding securities reflected
	warrants and rights	warrants and rights	in the second column)

Equity compensation plans approved by security holders
Stock options	546,030	$13.15	—	(1)
Restricted stock	471,647	—	—	(1)
Restricted stock units	46,375	—	—	(1)

Total	1,064,052	—	874,448	(2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,064,052		874,448	(2)

(1)	The referenced plans do not allocate available shares among stock options, restricted stock or restricted stock units.

(2)	Does not include the additional 700,000 shares under the amendment to the Stock Incentive Plan submitted for approval to shareholders at the June 20, 2006 annual meeting.

STOCK PERFORMANCE GRAPH
          The following graph compares the yearly percentage change in the cumulative total shareholder return on common stock from February 3, 2001 through January 28, 2006, the cumulative total return on the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) and the Nasdaq Retail Trade Stocks Index during such period. The comparison assumes $100 was invested on February 3, 2001 in the Company’s common stock and in each of the foregoing indices and assumes the reinvestment of any dividends.

		NASDAQ
DATE	NASDAQ	RETAIL	BON-TON

2/3/01	100.00	100.00	100.00
2/2/02	72.33	120.05	80.00
2/1/03	50.52	97.83	132.48
1/31/04	78.55	143.43	398.08
1/29/05	77.70	171.80	502.08
1/28/06	88.52	186.29	691.84

REPORT OF THE HUMAN RESOURCES AND COMPENSATION COMMITTEE
          The following Report of the Human Resources and Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
General
          The Human Resources and Compensation Committee (the “HRC Committee”) approves all general policies affecting the compensation of Bon-Ton’s executive officers and determines, within limits established by applicable employment agreements, the compensation of each of the named executive officers in the Summary Compensation Table. The HRC Committee also reviews and approves the recommendations of the Company’s Chief Executive Officer pertaining to his direct reports who do not have employment agreements.
Composition of the HRC Committee
          Each member of the HRC Committee is “independent” pursuant to the listing standards of the Nasdaq Stock Market. No member of the HRC Committee is a former or current officer or employee of the Company or any affiliate of the Company or received compensation from the Company in any capacity other than as a director of the Company or as a member of a Board Committee.
Compensation Philosophy
          The Company’s executive compensation program is designed to attract, motivate and retain executive officers who are critical to the Company’s long-term success and the creation of shareholder value. The HRC Committee’s philosophy is to directly link an increasing portion of the Company’s executive officers’ compensation with corporate performance and increases in shareholder value. The following are the objectives that guide the HRC Committee’s decisions regarding compensation:

•	Provide a competitive total compensation package that enables the Company to attract, motivate and retain key personnel.

•	Provide variable compensation opportunities, primarily on an annual basis, that are directly linked to the attainment of corporate performance goals.

•	Provide long-term compensation opportunities, primarily to new hires, upon promotion, to reward significant individual achievement and in connection with evaluations of retention requirements. These opportunities are made through awards of stock options and shares of restricted stock that align executive compensation with increases in shareholder value.
Components of Compensation
          The basic forms of executive compensation are base salary, annual incentive compensation, and long-term incentives consisting of stock options, restricted stock and supplemental retirement benefits. The HRC Committee seeks to achieve a mix of these to be competitive in the marketplace and to attract, motivate and retain the Company’s executive officers. In doing so, the HRC Committee considers various aspects of the Company’s operating results as well as its financial condition and considers each executive officer’s role in such achievement. The HRC Committee utilizes comparative data developed by independent external compensation specialists to assure the competitiveness of compensation for the named executives.
Base Salary
          The base salaries of the Company’s executive officers are determined by evaluating such executive officers’ roles and responsibilities and compensation data for comparative businesses. The base salary of each executive officer is reviewed annually. If appropriate, the Chief Executive Officer recommends annual salary increases for his direct reports, including Messrs. Zant, Baireuther and Zamberlan. Salary increases are based on promotions, increased responsibilities, the Company’s performance, the executive officer’s individual performance and the executive officer’s compensation compared to similarly situated executives at comparative businesses. Base salary increases are also designed to retain the executive’s services.
          The base salaries of Tim Grumbacher, Byron L. Bergren, James H. Baireuther, David B. Zant and James M. Zamberlan for 2005 were established pursuant to employment agreements approved by the HRC Committee and, with respect to Mr. Bergren’s and Mr. Grumbacher’s employment agreements, the Company’s Board of Directors. The base salaries for these executive officers, as established pursuant to the applicable employment agreements, were based on a variety of factors, including the general level of executive compensation of similarly situated executives at comparative businesses, the general level of executive compensation at the Company and an evaluation of each such executive officer’s capacity to positively affect the Company’s performance. Other than Mr. Bergren, none of the named executive officers received a salary increase for 2005.
Annual Incentive Compensation
          Annual compensation is also comprised of a cash bonus based on the achievement of pre-determined goals and objectives. The HRC Committee believes that it is important for a portion of the potential annual compensation for the Company’s executive officers be in the form of an annual bonus which is dependent upon the Company’s performance.
          For 2005, the HRC Committee established “minimum,” “target,” and “maximum” payout potentials under the Company’s cash bonus program for each executive officer based on performance criteria, attainment of pre-determined net income performance goals, and the overall evaluation of each executive. Mr. Grumbacher’s “minimum” payout level was set at 56.25% of his base salary, his “target” payout level was set at 75% of his base salary, and his “maximum” payout level was set at 150% of his base salary. Mr. Bergren’s “minimum” payout level was set at 56.25% of his base salary, his “target” payout level at 75% of his base salary, and his “maximum” payout level at 150% of his base salary. Mr. Baireuther’s and Mr. Zamberlan’s “minimum” payout level was set at 30% of base salary, “target” payout level was set at 40% of base salary, and “maximum” payout level was set at 80% of base salary. Mr. Zant’s “minimum” payout level was set at 37.5% of his base salary, his “target” payout level at 50% of his base salary, and his “maximum” payout level was set at 75% of his base salary. For all other officers and executives, the “minimum” payout level was set within the range of 5.6% to 22.5% of base salary, the “target” level payout was set within the range of 7.5% to 30% of base salary, and the “maximum” payout level was set within the range of 12% to 45% of base salary. Generally, if certain threshold performance goals are not attained, no bonus is payable for the period. As indicated in the Summary Compensation Table, Mr. Zant was paid a bonus of $125,000 for 2005. Such amount was the minimum bonus to be paid to Mr. Zant under the terms of his employment agreement. Because the threshold performance goals for the minimum payouts for 2005 performance were not achieved, no named executive was paid a bonus for 2005 other than Mr. Zant.
          In addition, a cash bonus to an executive may be made at the discretion of the HRC Committee for extraordinary achievement by the executive. No such extraordinary bonus was awarded to any of the named executive officers in 2005.
Long-Term Incentives — Stock Options and Restricted Stock Awards
          The final component of compensation to the Company’s executive officers is long-term incentive compensation in the form of stock options, restricted stock and supplemental retirement benefits. The HRC Committee administers the Stock Incentive Plan, which provides for the grant of stock options and restricted share awards. These options and awards are intended to align the executive officers’ interests with those of shareholders by increasing such officers’ stake in the long-term performance of the Company. These option grants and share awards are made periodically, primarily to new hires, upon promotion, to reward significant individual achievement and in connection with evaluations of retention requirements. The HRC Committee annually reviews the performance of the Chief Executive Officer to determine whether grants of stock options or restricted stock are warranted.
          Stock options and restricted share awards generally vest over a number of years. Any vested options are usually forfeited 90 days after termination of the recipient’s employment, and any unvested shares of restricted stock and unvested options are usually forfeited upon termination of employment. Such options and restricted stock, therefore, are also intended to encourage recipients to remain in the employ of the Company over a substantial period of time.
          During 2005, there were grants of options with respect to 179,000 shares and awards of 409,905 shares of restricted stock made under the Stock Incentive Plan. Option grants made to named executive officers are reflected in the table of Option Grants in 2005, and awards of restricted stock to named executive officers in 2005 are reflected in the Summary Compensation Table.
          In addition, an award of stock options or restricted stock to an executive may be made at the discretion of the HRC Committee for extraordinary achievement by the executive. In November 2005, the HRC Committee approved awards of 27,500 shares of restricted stock to a number of executives to recognize their extraordinary efforts with respect to the acquisition of the Northern Department Store Group from Saks Incorporated.
Other Benefits
          Executive officers participate in benefit programs available to employees generally such as health and dental insurance, life insurance, 401(k) matching, retirement contributions and the Company’s discounted purchase program.
          Executive officers may receive additional benefits from the Company such as automobile allowances, club memberships, executive medical benefits and participation in the Company’s supplemental executive retirement plan. Such benefits traditionally have not constituted significant portions of executive compensation.

Compensation of the Chief Executive Officer
          The compensation of the Company’s President and Chief Executive Officer, Mr. Bergren, is based on the criteria described above in this report. Mr. Bergren’s employment agreement provided for an initial annual base salary of $700,000. The amount of the initial base salary established by the employment agreement was based upon a variety of factors, including the general level of executive compensation in the industry, the general level of executive compensation at the Company and an evaluation of the importance of Mr. Bergren’s services to the Company. In March 2005, the HRC Committee approved an increase in the minimum annual base salary for Mr. Bergren to $750,000 based upon his leadership in guiding the successful integration of Elder-Beerman and corresponding increases in responsibilities resulting from that acquisition.
          In July 2005, pursuant to the HRC Committee’s policy to annually review the performance of the Chief Executive Officer to determine whether grants of stock options or restricted stock are warranted, the HRC Committee recommended, and the Board of Directors approved, the grant of 95,000 options to Mr. Bergren based upon his efforts in leading the Company’s strategic initiatives and based upon a review of his long-term incentive pay relative to that of the chief executive officers of comparative businesses. These options vest as follows, provided that Mr. Bergren is continuously employed by the Company through each such vesting date: 20,667 options vest on July 6, 2006, 20,667 options vest on July 6, 2007, 20,666 options vest on July 6, 2008, and 33,000 options vest on July 6, 2009.
          Mr. Bergren did not receive a cash bonus for 2005 because the minimum net income performance goal established by the HRC Committee and approved by the Board of Directors for the award of a bonus for 2005 performance was not achieved.
Review of all Components of Executive Compensation
          The HRC Committee has reviewed all components of the compensation of the Company’s Chief Executive Officer and the other named executive officers, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits and obligations under the Company’s supplemental executive retirement plan. A summary setting forth all the above components and affixing dollar amounts to each component was prepared and reviewed by the HRC Committee.
Tax Deductibility of Executive Compensation
          Section 162(m) of the Internal Revenue Code provides that a publicly-held corporation may not generally deduct compensation for its chief executive officer and certain other executive officers to the extent that compensation for the executive exceeds $1,000,000 unless such compensation is “performance based” as defined in the Code. The HRC Committee recommended compensation amounts and plans which meet the requirements for deductibility, and the HRC Committee expects that Section 162(m) will not materially limit the deductibility of any compensation expense in 2005. The HRC Committee does, however, reserve the right to award non-deductible compensation when it believes it to be in the best interests of the Company.
Members of the Human Resources and Compensation Committee:
Shirley A. Dawe, Chair
Robert B. Bank
Philip M. Browne

REPORT OF THE AUDIT COMMITTEE
          The Audit Committee is comprised of three independent directors. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the Company’s independent registered public accounting firm.
          The role of the Audit Committee is to assist the Board of Directors in its general oversight of the integrity of the Company’s consolidated financial statements and compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation and oversight of the Company’s independent registered public accounting firm, KPMG LLP (“KPMG”). Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, expressing an opinion as to the conformity of such consolidated financial statements with generally accepted accounting principles and on management’s assessment of the effectiveness of internal control over financial reporting. KPMG has free access to the Audit Committee to discuss any matter it deems appropriate.
          The Committee has reviewed and discussed with management and KPMG the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG’s evaluation of the Company’s internal control over financial reporting. Management represented to the Committee that the Company’s audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
          KPMG also provided the Committee with the written disclosures required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Committee discussed KPMG’s independence with them.
          Based on the Committee’s discussions with management and KPMG, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 28, 2006.
Members of the Audit Committee:
Philip M. Browne, Chairperson
Robert B. Bank
Robert E. Salerno

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
          Executive officers, directors and persons who own more than 10% of the Company’s common stock are required to file reports of their holdings and transactions in Company stock with the Securities and Exchange Commission. To our knowledge, all 2005 filing requirements were timely made.
RELATED PARTY TRANSACTIONS
          The Company leases its Oil City, Pennsylvania store from Nancy T. Grumbacher, Trustee of the 2002 Indenture of Trust of M. Thomas Grumbacher, pursuant to a lease entered into on January 1, 1981. The rental payments during 2005 under this lease were $223,500. The Oil City lease terminates on July 31, 2011, and the Company has four five-year renewal options. Ms. Grumbacher is the wife of Tim Grumbacher, our Executive Chairman of the Board.
          During 2005, the Company purchased approximately $1.1 million of merchandise from The Pfaltzgraff Co. Marsha M. Everton, a director of the Company, is President of The Pfaltzgraff Co. The transactions noted above were on substantially the same terms as comparable transactions with other vendors of merchandise to the Company.
          Michael L. Gleim, a non-employee director, rendered consulting services to Bon-Ton during 2005 for which he was paid $75,000. In addition, Mr. Gleim received a $50,000 supplemental retirement benefit during 2005 from the Company pursuant to the terms of an employment agreement with Mr. Gleim with respect to his employment as Vice Chairman of the Company from 1995 to 2002.
SHAREHOLDER PROPOSALS
          Shareholder proposals for the 2007 Annual Meeting of Shareholders must be received by the Company by January 23, 2007 in order to be considered at the meeting and included in the Company’s proxy statement and form of proxy relating to that meeting.
          If notice of any proposal with respect to a matter to be addressed at the 2007 Annual Meeting of Shareholders is received by the Company after April 8, 2007, the proposals with respect to such matter shall be deemed “untimely” for purposes of Rule 14a-4(c) under the Securities Exchange Act and, therefore, the Company will have the right to exercise discretionary voting authority with respect to such proposal.

Appendix A
AUDIT COMMITTEE CHARTER
          This Charter has been adopted by the Board of Directors (the “Board”) of The Bon-Ton Stores, Inc. (the “Company”) to govern its Audit Committee (the “Committee”), which shall have the authority, responsibility and specific powers described below.
Purposes
          The Committee shall be directly responsible for the appointment, compensation and oversight of the Company’s independent auditors (the “Auditors”).
          The Committee shall monitor (1) the integrity of the financial statements of the Company, (2) the Company’s compliance with legal and regulatory requirements, (3) the Auditors’ qualifications and independence, (4) the performance of the Company’s internal audit function and (5) the performance of the Auditors.
          The Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.
          The Committee shall oversee the financial reporting processes of the Company and the audits of the Company’s financial statements.
Organization
          The Committee shall be composed of three or more directors who shall: (i) meet the independence and experience requirements of the Nasdaq National Market (“Nasdaq”) and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended; (ii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iii) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. At least one member of the Committee shall be an “audit committee financial expert,” as such term is defined by the applicable regulations of the Securities and Exchange Commission (“SEC”) and shall meet any applicable standards promulgated by Nasdaq related to enhanced financial expertise applicable to at least one member of the Committee.
          The members of the Committee shall be appointed and removed by the Board. A member of the Committee shall be selected by the Board to serve as the Committee’s chairperson.
Meetings
          The Committee shall meet at least quarterly, or more frequently as circumstances dictate. The Committee shall meet at least annually with management, the internal auditors and the Auditors in separate executive sessions to discuss any matters that the Committee or any of these groups believes should be discussed privately. In addition, the Committee will meet with the Auditors and management to review the Company’s financial statements as provided under the sub-heading “Document Review” below. Minutes or other records of meetings and activities of the Committee shall be maintained.

Responsibilities
          The Committee shall have the sole authority to appoint or replace and oversee the Auditors, including the authority to resolve disagreements between management and the Auditors regarding financial reporting. The Auditors shall report directly to the Committee.
          The Committee shall pre-approve (1) all audit engagement fees and terms and (2) all non audit services provided by the Auditors which are not proscribed by applicable law. The Committee may delegate pre-approval responsibilities to a member of the Committee, and the decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.
          The Committee shall, at least annually, obtain and review a report by the Auditors describing the following: (1) the Auditor’s internal quality-control procedures; (2) any material issues raised by the most recent internal quality-control review, or peer review, of the Auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the Auditors, and any steps taken to deal with any such issues; and (3) in order to assess the Auditors’ independence, all relationships between the Auditors and the Company.
          The Committee shall review and concur in the appointment, replacement, reassignment or dismissal of the Director of Internal Audit. The Director of Internal Audit will report directly to the Committee.
          The Committee shall have the authority to engage and determine funding for outside legal, accounting or other consultants to advise the Committee and shall, as appropriate, obtain advice and assistance from such advisors. The Committee may request any officer or employee of the Company or the Company’s outside counsel or the Auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.
          The Committee shall have the authority to determine, and the Company shall provide, appropriate funding for, (1) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company and (2) payment for the ordinary administrative expenses of the Audit Committee that are necessary or appropriate for carrying out its duties.
          The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.
          The Committee shall (1) discuss the annual audited financial statements and quarterly financial statements with management and the Auditors, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in reports filed with the SEC; (2) discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies; (3) discuss policies with respect to risk assessment and risk management; (4) review with the Auditors any audit problems or difficulties and management’s response; and (5) set clear hiring policies for the Company concerning employees or former employees of the Auditors.
          The Committee shall approve the overall scope of the internal audit program, the annual plan and budget. The Committee shall ensure the internal audit function is structured so that it achieves organizational independence and permits full and unrestricted access to the Committee, management and the Board.

          In carrying out its duties and responsibilities, the Committee, to the extent it deems necessary or appropriate, will:
         Document Review

1.	Review with management and the Auditors the financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to be included in the Company’s Annual Report on Form 10K (or the annual report to shareholders if distributed prior to the filing of Form 10K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.

2.	Review the interim financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with management and the Auditors prior to the filing of the Company’s Quarterly Report on Form 10Q. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the Auditors under generally accepted auditing standards.
         Auditors

3.	Review the proposed scope of the audit, the proposed staffing of the audit to ensure adequate coverage, as well as appropriate coverage consistent with Sections 203 and 206 of the Sarbanes Oxley Act of 2002, and the fees proposed to be charged for such audit.

4.	Select the Auditors, considering independence and effectiveness, and approve the fees and other compensation to be paid the Auditors. On an annual basis, the Committee should ensure receipt from the Auditors, and review, the Auditors’ formal written statement delineating all relationships between the Auditors and the Company, consistent with Independence Standards Board Standard 1. In addition, the Committee shall actively engage in dialogue with the Auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the Auditors and the Committee shall take, or recommend that the full Board take, appropriate action to oversee the independence of the Auditors.

5.	Review the performance of the Auditors and approve any proposed discharge of the Auditors when circumstances warrant.

6.	Discuss with the Auditors any communications with the Auditors’ national office respecting auditing or accounting issues presented by the engagement.

7.	Review and evaluate the lead partner on the audit team. Ensure the rotation of the lead partner having primary responsibility for the audit and the partner responsible for reviewing the audit.

8.	Periodically consult with the Auditors, without management present, regarding the Company’s internal controls and the fullness and accuracy of the Company’s financial statements.

9.	Receive and review regular reports from the Auditors with respect to:

•	the critical accounting policies and practices of the Company,

•	all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Auditors, and

•	other material written communications between the Auditors and management, such as any management letter or schedule of unadjusted differences.
         Internal Auditor

10.	Discuss with the independent auditor and management the Company’s auditing responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit program.

11.	Review the significant reports to management prepared by the internal auditors and management’s responses.
         Financial Reporting Processes

12.	Review with the Auditors (i) the Company’s financial and accounting personnel, (ii) the adequacy and effectiveness of the accounting and financial controls of the Company, and (iii) elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable.

13.	Review management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the Auditors’ report on management’s assertions.

14.	Review reports from management on material weaknesses or deficiencies in the design or operation of internal controls and on any fraud that involves personnel having a significant role in the internal controls.

15.	In consultation with the Auditors, review the integrity of the financial reporting processes, both internal and external.

16.	Consider the Auditors’ judgments about the quality and appropriateness of the Company’s accounting principles as applied in its financial reporting.

17.	Inquire of management, internal audit and the Auditors about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

18.	Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the Auditors or management.

         Process Improvement

19.	Following completion of the annual audit, review separately with management and with the Auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to required information.

20.	Review any significant disagreement between management and the Auditors in connection with the preparation of the financial statements.

21.	Review with the Auditors and with management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as determined by the Committee.)
         Ethical and Legal Compliance

22.	Review and approve all related-party transactions.

23.	Review management’s periodic update of the Company’s Code of Ethical Standards and Business Practices and ensure that management has established a system to enforce such code.

24.	Review management’s monitoring of the Company’s compliance with such code and periodically determine that management has the proper review system in place to ensure that the Company’s financial statements, reports and other financial information disseminated to governmental organizations and the public satisfy legal requirements.

25.	Review legal compliance matters, including corporate securities trading policies, with Company counsel.

26.	Review with Company counsel any legal matter that could have a significant impact on the financial statements.

27.	Review and update periodically the Company’s procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or audit matters.

28.	Review annually the travel and entertainment expenses of the Company’s Chief Executive Officer and a summary of all other executive officers’ travel and entertainment expenses.

29.	Perform any other activities consistent with this Charter, the Company’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

Appendix B
THE BON-TON STORES, INC. AMENDED AND RESTATED
2000 STOCK INCENTIVE AND PERFORMANCE-BASED AWARD PLAN
(Amended and Restated as of June 20, 2006)
          1.     Purpose. The Bon-Ton Stores, Inc. (the “Company”) hereby adopts The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive and Performance-Based Award Plan (the “Plan”), effective as of June 20, 2006. The Plan, as herein amended and restated, is intended to recognize the contributions made to the Company by employees (including employees who are members of the Board of Directors), directors, consultants and advisors of the Company or any Affiliate, to provide such persons with additional incentive to devote themselves to the future success of the Company or an Affiliate, to improve the ability of the Company or an Affiliate to attract, retain, and motivate individuals upon whom the Company’s sustained growth and financial success depend, by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of rights to acquire the Company’s Common Stock, par value $.01 per share (the “Common Stock”), and to permit Awards of Restricted Stock that may be characterized as “performance-based” compensation for purposes of Section 162(m) of the Code. No Performance-Based Award shall become vested unless the Plan, as herein amended and restated, including the provisions of Section 16, has been disclosed to and approved by the Company’s shareholders.
          2.     Definitions. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

A.	“Affiliate” means a corporation that is a parent corporation or a subsidiary corporation with respect to the Company within the meaning of Section 424(e) or (f) of the Code.

B.	“Award” means an award of Restricted Stock, granted under the Plan, designated by the Committee at the time of such grant as an Award, and containing the terms specified herein for Awards.

C.	“Award Document” means the document described in Section 9 that sets forth the terms and conditions of each grant of an Award.

D.	“Board of Directors” means the Board of Directors of the Company.

E.	“Change of Control” shall have the meaning as set forth in Section 10.

F.	“Code” means the Internal Revenue Code of 1986, as amended.

G.	“Committee” shall have the meaning set forth in Section 3.A.

H.	“Company” means The Bon-Ton Stores, Inc., a Pennsylvania corporation.

I.	“Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

J.	“Fair Market Value” shall have the meaning set forth in Section 8.B.

K.	“Grantee” means a person who is granted Restricted Stock.

L.	“ISO” means an Option granted under the Plan that is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code.

M.	“Non-qualified Stock Option” means an Option granted under the Plan that is not intended to qualify, or otherwise does not qualify, as an “incentive stock option” within the meaning of Section 422(b) of the Code.

N.	“Option” means either an ISO or a Non-qualified Stock Option granted under the Plan.

O.	“Optionee” means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated.

P.	“Option Document” means the document described in Section 8 that sets forth the terms and conditions of each grant of Options.

Q.	“Option Price” means the price at which Shares may be purchased upon exercise of an Option, as calculated pursuant to Section 8.B.

R.	“Performance-Based Award” means an Award granted pursuant to Section 16.

S.	“Performance-Based Award Limitation” means the limitation on the number of Shares that may be granted pursuant to Performance-Based Awards to any one Participant, as set forth in Section 16.F.

T.	“Performance Period” means any period designated by the Committee as a period of time during which a Performance Target must be met for purposes of Section 16.

U.	“Performance Target” means the performance target established by the Committee for a particular Performance Period, as described in Section 16.B.

V.	“Restricted Stock” means Shares issued to a person pursuant to an Award.

W.	“Shares” means the shares of Common Stock that are the subject of Options or Awards.

X.	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
          3.     Administration of the Plan.

A.	Committee. The Plan shall be administered by the Board of Directors, or, in the discretion of the Board of Directors, by a committee composed of two (2) or more of the members of the Board of Directors. To the extent possible, and to the extent the Board of Directors deems it necessary or appropriate, each member of the Committee shall be a “Non- Employee Director” (as such term is defined in Rule 16b-3 promulgated under the Exchange Act) and an “Outside Director” (as such term is defined in Treasury Regulations Section 1.162-27 promulgated under the Code); however, the Board of Directors may designate two or more committees to operate and administer the Plan in its stead. Any of such committees designated by the Board of Directors is referred to as the “Committee,” and, to the extent that the Plan is administered by the Board of Directors, “Committee” shall also refer to the Board of Directors as appropriate in the particular context. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board of Directors.

B.	Meetings. The Committee shall hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

C.	Grants. The Committee shall from time to time at its discretion direct the Company to grant Options or Awards pursuant to the terms of the Plan. The Committee shall have plenary authority to (i) determine the Optionees and Grantees to whom and the times at which Options and Awards shall be granted, (ii) determine the price at which Options shall be granted, (iii) determine the type of Option to be granted and the number of Shares subject thereto, (iv) determine the number of Shares to be granted pursuant to each Award and (v) approve the form and terms and conditions of the Option Documents and of each Award; all subject, however, to the express provisions of the Plan. In making such determinations, the Committee may take into account the nature of the Optionee’s or Grantee’s services and responsibilities, the Optionee’s or Grantee’s present and potential contribution to the Company’s success and such other factors as it may deem relevant. The interpretation and construction by the Committee of any provisions of the Plan or of any Option or Award granted under it shall be final, binding and conclusive.

D.	Exculpation. No member of the Committee shall be personally liable for monetary damages as such for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options or Awards thereunder unless (i) the member of the Committee has breached or failed to perform the duties of his or her office within the meaning of subchapter B of Chapter 17 of the Pennsylvania Business Corporation Law of 1988, as amended, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness; provided, however, that the provisions of this Section 3.D shall not apply to the responsibility or liability of a member of the Committee pursuant to any criminal statute or to the liability of a member of the Committee for the payment of taxes pursuant to local, state or federal law.

E.	Indemnification. Service on the Committee shall constitute service as a member of the Board of Directors. Each member of the Committee shall be entitled without further act on his or her part to indemnity from the Company to the fullest extent provided by applicable law and the Company’s Articles of Incorporation and/or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options or Awards thereunder in which he or she may be involved by reason of his or her being or having been a member of the Committee, whether or not he or she continues to be such member of the Committee at the time of the action, suit or proceeding.
          4.     Grants of Options under the Plan. Grants of Options under the Plan may be in the form of a Non-qualified Stock Option, an ISO or a combination thereof, at the discretion of the Committee.
          5.     Eligibility. All employees (including employees who are members of the Board of Directors or its Affiliates), directors, consultants and advisors of the Company or its Affiliates shall be eligible to receive Options or Awards hereunder; provided, that only employees of the Company or its Affiliates shall be eligible to receive ISOs. The Committee, in its sole discretion, shall determine whether an individual qualifies as an employee of the Company or its Affiliates.

          6.     Shares Subject to Plan. The aggregate maximum number of Shares for which Options or Awards may be granted pursuant to the Plan is two million six hundred thousand (2,600,000) adjusted as provided in Section 11. The Shares shall be issued from authorized and unissued Common Stock or Common Stock held in or hereafter acquired for the treasury of the Company. If an Option terminates or expires without having been fully exercised for any reason, or if Restricted Stock is canceled or forfeited pursuant to the terms of an Award, the Shares for which the Option was not exercised or that were canceled or forfeited pursuant to the Award may again be the subject of an Option or Award granted pursuant to the Plan.
          7.     Term of the Plan. No Option or Award may be granted under the Plan after March 2, 2010.
          8.     Option Documents and Terms. Each Option granted under the Plan shall be a Non-qualified Stock Option unless the Option shall be specifically designated at the time of grant to be an ISO. Options granted pursuant to the Plan shall be evidenced by the Option Documents in such form as the Committee shall from time to time approve, which Option Documents shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan.

A.	Number of Option Shares. Each Option Document shall state the number of Shares to which it pertains. An Optionee may receive more than one Option, which may include Options that are intended to be ISOs and Options that are not intended to be ISOs, but only on the terms and subject to the conditions and restrictions of the Plan. The maximum number of Shares for which Options may be granted to any single Optionee in any fiscal year, adjusted as provided in Section 11, shall be four hundred thousand (400,000) Shares.

B.	Option Price. Each Option Document shall state the Option Price that, for all ISOs, shall be at least 100% of the Fair Market Value of the Shares at the time the Option is granted as determined by the Committee in accordance with this Section 8.B; provided, however, that if an ISO is granted to an Optionee who then owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock of the Company possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, then the Option Price shall be at least 110% of the Fair Market Value of the Shares at the time the Option is granted. If the Common Stock is traded in a public market, then the Fair Market Value per Share shall be, if the Common Stock is listed on a national securities exchange or included in the NASDAQ National Market System, the last reported sale price per share thereof on the relevant date, or, if the Common Stock is not so listed or included, the mean between the last reported “bid” and “asked” prices per share thereof, as reported on NASDAQ or, if not so reported, as reported by the National Daily Quotation Bureau, Inc., or as reported in a customary financial reporting service, as applicable and as the Committee determines, on the relevant date. If the Common Stock is not traded in a public market on the relevant date, the Fair Market Value shall be as determined in good faith by the Committee.

C.	Exercise. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option Price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and shall (unless the Shares are covered by a then current registration statement or a Notification under Regulation A under the Securities Act of 1933, as amended (the “Act”)), contain the Optionee’s acknowledgment in form and substance satisfactory to the Company that (i) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale that, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Act), (ii) the Optionee has been advised and understands that (A) the Shares have not been registered under the Act and are “restricted securities” within the meaning of Rule 144 under the Act and are subject to restrictions on transfer and (B) the Company is under no obligation to register the Shares under the Act or to take any action that would make available to the Optionee any exemption from such registration, (iii) such Shares may not be transferred without compliance with all applicable federal and state securities laws, and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (I) registration under federal or state securities laws, (II) the receipt of an opinion that an appropriate exemption from such registration is available, (III) the listing or inclusion of the Shares on any securities exchange or in an automated quotation system or (IV) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this Section 8.C has occurred.

D.	Medium of Payment. An Optionee shall pay for Shares (i) in cash, (ii) by certified check payable to the order of the Company, or (iii) by such other mode of payment as the Committee may approve, including, without limitation, payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board. Furthermore, the Committee may provide in an Option Document that payment may be made in whole or in part in shares of Common Stock held by the Optionee for at least six months. If payment is made in whole or in part in shares of Common Stock, then the Optionee shall deliver to the Company certificates registered in the name of such Optionee representing the shares of Common Stock owned by such Optionee, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value on the date of delivery that is at least as great as the Option Price of the Shares (or relevant portion thereof) with respect to which such Option is to be exercised by the payment in shares of Common Stock, accompanied by stock powers duly endorsed in blank by the Optionee. Notwithstanding the foregoing, the Committee may impose from time to time such limitations and prohibitions on the use of shares of Common Stock to exercise an Option as it deems appropriate.

                    E.     Termination of Options.

1. No Option shall be exercisable after the first to occur of the following:

(a)	Expiration of the Option term specified in the Option Document, which shall not exceed (i) ten years from the date of grant, or (ii) five years from the date of grant of an ISO if the Optionee on the date of grant owns, directly or by attribution under Section 424(d) of the Code, shares of capital stock of the Company possessing more than ten percent (10%) of the total combined voting power of all classes of capital stock of the Company or of an Affiliate;

(b)	Expiration of ninety (90) days from the date the Optionee’s employment or service with the Company or its Affiliate terminates for any reason other than Disability or death or as otherwise specified in Section 8.E.1(d) or Section 10 below;

(c)	Expiration of one year from the date the Optionee’s employment or service with the Company or its Affiliate terminates due to the Optionee’s Disability or death;

(d)	A finding by the Committee, after full consideration of the facts presented on behalf of both the Company and the Optionee, that the Optionee has breached his or her employment or service contract with the Company or an Affiliate, or has been engaged in any sort of disloyalty to the Company or an Affiliate, including, without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty in the course of his or her employment or service, or has disclosed trade secrets or confidential information of the Company or an Affiliate. In such event, in addition to immediate termination of the Option, the Optionee shall automatically forfeit all Shares for which the Company has not yet delivered the share certificates upon refund by the Company of the Option Price of such Shares. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in a forfeiture; or

(e)	The date, if any, set by the Board of Directors as an accelerated expiration date pursuant to Section 10 hereof.

2.	Notwithstanding the foregoing, the Committee may extend the period during which an Option may be exercised to a date no later than the date of the expiration of the Option term specified in the Option Documents, as they may be amended, provided that any change pursuant to this Section 8.E.2 that would cause an ISO to become a Non-qualified Stock Option may be made only with the consent of the Optionee.

3.	During the period in which an Option may be exercised after the termination of the Optionee’s employment or service with the Company or any Affiliate, such Option shall only be exercisable to the extent it was exercisable immediately prior to such Optionee’s termination of service or employment, except to the extent specifically provided to the contrary in the applicable Option Document.

F.	Transfers. No Option may be transferred except by will or by the laws of descent and distribution. During the lifetime of the person to whom an Option is granted, such Option may be exercised only by him or her. Notwithstanding the foregoing, a Non-qualified Stock Option may be transferred pursuant to the terms of a “qualified domestic relations order” within the meaning of Sections 401(a)(13) and 414(p) of the Code or within the meaning of Title I of the Employee Retirement Income Security Act of 1974, as amended.

G.	Holding Period. No Option may be exercised unless six months, or such greater period of time as may be specified in the Option Documents, have elapsed from the date of grant.

H.	Limitation on ISO Grants. In no event shall the aggregate Fair Market Value of the Shares (determined at the time the ISO is granted) with respect to which an ISO is exercisable for the first time by the Optionee during any calendar year (under all incentive stock option plans of the Company or its Affiliates) exceed $100,000.

I.	Other Provisions. The Option Documents shall contain such other provisions including, without limitation, provisions authorizing the Committee to accelerate the exercisability of all or any portion of an Option, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

J.	Amendment. The Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee’s consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made under Section 10.
          9.     Award Documents and Terms. Awards shall be evidenced by an Award Document in such form as the Committee shall from time to time approve, which Award Document shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan. A Grantee shall not have any rights with respect to an Award until and unless such Grantee shall have executed an Award Document containing the terms and conditions determined by the Committee.

A.	Number of Shares and Price. Each Award Document shall state the number of Shares of Restricted Stock to which it pertains. No cash or other consideration shall be required to be paid by the Grantee for an Award.

B.	Certificates. Each Grantee shall be issued a certificate in respect of Shares subject to an Award. Such certificate shall be registered in the name of the Grantee and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award. The Company may require that the certificate evidencing such Shares be held by the Company until all restrictions on such Shares have lapsed.

C.	Restrictions. Subject to the provisions of the Plan and the Award Documents, during a period set by the Committee commencing with the date of such Award, which period shall extend for at least six months from the date of such Award (except as provided by Section 9.G), the Grantee shall not be permitted to sell, transfer, pledge, assign, or otherwise dispose of the Restricted Stock awarded under the Plan.

D.	Lapse of Restrictions. Subject to the provisions of the Plan and the Award Document, restrictions upon Restricted Stock shall lapse at such time or times and on such terms and conditions as the Committee may determine and set forth in the Award Document; provided, however, that the restrictions upon such Shares shall lapse only if the Grantee on the date of such lapse is, and has continuously been an employee of the Company or its Affiliate from the date such Award was granted. The Award Document may provide for the lapse of restrictions in installments, as determined by the Committee. In the event that a Grantee’s employment terminates as a result of the Grantee’s death or Disability, all remaining restrictions with respect to such Grantee’s Restricted Stock shall immediately lapse, unless otherwise provided in the Award Document.

E.	Rights of the Grantee. Grantees may have such rights with respect to the Shares subject to an Award as may be determined by the Committee and set forth in the Award Document, including, without limitation, the right to vote such Shares and the right to receive dividends paid with the respect to such Shares.

F.	Dividends. The Committee may, in its sole discretion, provide in an Award Document that an amount equivalent to any dividends payable with respect to the number of Shares of Restricted Stock granted, but not yet delivered, be invested and reinvested in additional Shares of Restricted Stock, which shall be subject to the same restrictions as Restricted Stock to which the dividends relate. Such Shares of Restricted Stock shall be reflected in accordance with the terms of the Award Document by the credit of additional full or fractional Shares, calculated to the thousandth of a Share, in an amount equal to the value of the declared dividend divided by the Fair Market Value of a Share on the date of payment of the dividend. Any arrangements for the credit of additional Shares of Restricted Stock shall terminate if, and to the extent that, under the terms of the Award Document the right to receive the Restricted Stock to which the dividends relate shall terminate or lapse.

G.	Forfeiture of Restricted Stock. In the event that a Grantee’s employment with the Company terminates for any reason other than because of death or Disability, any Restricted Stock held by such Grantee shall be forfeited by the Grantee and reacquired by the Company. The Company may, in its sole discretion, waive, in whole or in part, any remaining restrictions with respect to such Grantee’s Restricted Stock.

H.	Delivery of Shares. When the restrictions imposed on Restricted Stock expire or have been canceled with respect to one or more Shares (whether issued as an Award or as additional Restricted Stock pursuant to Section 9.F), the Company shall notify the Grantee that such restrictions no longer apply with respect to such Shares, and shall deliver to the Grantee (or the person to whom ownership rights in such Restricted Stock may have passed by will or the laws of descent and distribution) a certificate for the number of Shares for which restrictions have been canceled or have expired, without any legend or restrictions (except those that may be imposed by the Committee in its sole judgment to ensure compliance with the then existing requirements of the Act and the Exchange Act). The right to payment for any fractional Shares that may have accrued shall be satisfied in cash based on the Fair Market Value of a Share on the date the restriction with respect to such fractional Share lapsed or terminated.
          10.     Change of Control. In the event of a Change of Control, the Committee may take whatever action with respect to Options and Awards outstanding as it deems necessary or desirable, including, without limitation, accelerating the expiration or termination date or the date of exercisability in any Option Documents, or removing any restrictions from or imposing any additional restrictions on any outstanding Awards.
          A “Change of Control” shall be deemed to have occurred upon the earliest to occur of the following events: (i) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a plan or other arrangement pursuant to which the Company will be dissolved or liquidated, or (ii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a definitive agreement to sell or otherwise dispose of substantially all of the assets of the Company, or (iii) the date the shareholders of the Company (or the Board of Directors, if shareholder action is not required) and the holders of voting securities of the other constituent entity (or its board of directors or similar governing body if security holder action is not required) have approved a definitive agreement to merge or consolidate the Company with or into such other entity, other than, in either case, a merger or consolidation of the Company in which holders of shares of the Company’s Common Stock or other common voting stock immediately prior to the merger or consolidation will hold at least 50% of the voting power of the outstanding voting securities of the surviving entity immediately after the merger or consolidation, which voting securities are to be held in the same proportion to one another as such holders’ ownership of Common Stock or other common voting stock of the Company immediately before the merger or consolidation, or (iv) the date any entity, person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than M. Thomas Grumbacher, members of his family, his lineal descendants, or entities of which such persons are the beneficial owners of at least fifty percent (50%) of the voting interests, the Company or any of its Affiliates, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates, shall have become the beneficial owner of, or shall have obtained voting control over, outstanding shares of the Company’s voting stock representing more than fifty percent (50%) of the voting power of all of the Company’s outstanding voting stock, or (v) the first day after the date this Plan is effective when directors constituting a majority of the Board of Directors shall have been members of the Board of Directors for less than twelve (12) months, unless the nomination for election of each new director who was not a director at the beginning of such twelve (12) month period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.
          11.     Adjustments on Changes in Capitalization. The aggregate number of Shares and class of Shares as to which Options and Awards may be granted hereunder, the limitation as to grants to individuals set forth in Section 8.A hereof, the number of Shares covered by each outstanding Option or Award, and the Option Price for each related outstanding Option, shall be appropriately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or, if appropriate, other outstanding equity securities or a recapitalization or other capital adjustment (not including the issuance of Common Stock on the conversion of other securities of the Company that are convertible into Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made that will cause an ISO to lose its status as such without the consent of the Optionee, except for adjustments made pursuant to Section 10 hereof.
          12.     Amendment of the Plan. The Board of Directors of the Company may amend the Plan from time to time in such manner as it may deem advisable. Nevertheless, the Board of Directors of the Company may not: (i) change the class of individuals eligible to receive an ISO, (ii) increase the maximum number of Shares as to which Options or Awards may be granted, or (iii) make any other change or amendment as to which shareholder approval is required in order to satisfy the conditions set forth in Rule 16b-3 promulgated under the Exchange Act, in each case without obtaining approval, within twelve months before or after such action, by (A) vote of a majority of the votes cast at a duly called meeting of the shareholders at which a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the matter, or (B) a method and in a degree that would be treated as adequate under applicable state law for actions requiring shareholder approval, including, without limitation, by written consent of shareholders constituting a majority of the voting power of all shares of outstanding voting stock of the Company entitled to vote. No amendment to the Plan shall adversely affect any outstanding Option or Award, however, without the consent of the Optionee or Grantee.
          13.     No Commitment to Retain. The grant of an Option or Award shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Affiliate to retain the Optionee or Grantee in the employ of the Company or an Affiliate and/or as a member of the Company’s Board of Directors or in any other capacity.

          14.     Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Shares in connection with an Award or the exercise of an Option, the Company shall have the right to (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Optionee’s or Grantee’s compliance, to the Company’s satisfaction, with any withholding requirement.
          15.     Interpretation. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Exchange Act) to satisfy the conditions of Rule 16b-3 promulgated under the Exchange Act; any provision of the Plan that would cause a conflict with such conditions shall be deemed null and void to the extent permitted by applicable law and in the discretion of the Board of Directors.
          16.     Special Rules for Performance-Based Awards.

A.	Performance-Based Awards. The Committee may grant Awards of Restricted Stock pursuant to the terms of this Section 16, and consistent with Section 9, above, which shall include vesting requirements based specifically on the attainment of one or more Performance Targets applicable to any such Award, as set forth in this Section 16. In the event a Participant who has been granted a Performance-Based Award terminates his or her employment with the Company prior to the date on which the applicable Performance Target or Targets have been met or prior to the satisfaction of any other applicable conditions or requirements have been met or satisfied, such Performance-Based Award shall be immediately forfeited. In addition, the Committee shall have the authority to cause a Performance-Based Award to be forfeited, in whole or in part, at any time prior to the Committee’s determination that such Performance-Based Award has become vested by reason of attainment of one or more of the applicable Performance Targets, at the Committee’s sole discretion. Such absolute right to reduce or eliminate a Performance-Based Award shall be exercised by the Committee in light of the Committee’s review of all facts and circumstances the Committee deems to be relevant. The Committee shall have no authority to cause any Performance-Based Award to become vested in the absence of the achievement of any applicable Performance Target(s).

B. Establishment of Performance Targets.

1.	The Committee shall establish one or more Performance Targets for each Performance Period, which Performance Targets may vary for different Participants who may be granted Performance-Based Awards.

2.	In all cases, the Performance Target(s) established with respect to any Performance Period shall be established within the first 90 days of the Performance Period or, if shorter, within the first twenty five percent (25%) of such Performance Period.

3.	Each Performance Target established under the Plan shall constitute a goal as to which an objective method or methods is available for determining whether such Performance Target has been achieved. In addition, the Committee shall establish in connection with the Performance Targets applicable to a Performance Period an objective method for computing the portion of a particular Performance-Based Award that may be treated as vested as a result of attaining such Performance Target(s).

C.	Vesting of Performance-Based Awards. Vesting of Performance-Based Awards shall be determined at the time (or times) and in the manner established by the Committee for a Performance Period; provided, however, that no portion of a Performance-Based Award shall become vested unless and until (i) the Plan (including the provisions of this Section 16 of the Plan) is approved by the Company’s shareholders (and such shareholder approval is still effective for purposes of the rules on performance-based compensation applicable in connection with Code Section 162(m), as required under Section 16.D), and (ii) the Committee has certified in writing that each Performance Target for the particular Performance Period for which a Performance-Based Award is granted has been achieved.

D.	Subsequent Shareholder Approval. The Plan (including the provisions of this Section 16) shall again be disclosed to the Company’s shareholders for approval at the time or times required under Code Section 162(m) and/or Treasury Regulations promulgated thereunder in order for the Performance-Based Awards granted under the Plan to continue to qualify as performance-based compensation that is exempt from the limitations on deductibility by the Company of compensation under Code Section 162(m). No Performance-Based Awards shall become vested if such required shareholder approval has not been obtained.

E.	Criteria to be Used in Establishing Performance Targets. In establishing any Performance Target under the Plan, the Committee shall establish an objective target based upon one or more of the following business criteria (which may be determined for these purposes by reference to (i) the Company as a whole, (ii) any of the Company’s subsidiaries, operating divisions, business segments or other operating units, or (iii) any combination thereof): earnings before interest, taxes, depreciation, and amortization; profit before taxes; stock price; market share; gross revenue; net revenue; pretax income; net operating income; cash flow; earnings per share; return on equity; return on invested capital or assets; cost reductions and savings; return on revenues or productivity; loss ratio; expense ratio; combined ratio; product spread; or any variations or combinations of the preceding business criteria, which may also be modified at the discretion of the Committee, to take into account extraordinary items or which may be adjusted to reflect such costs or expense as the Committee deems appropriate.

F.	Performance-Based Award Limitation. Notwithstanding anything to the contrary herein, no Participant shall receive a Performance-Based Award for Shares having a Fair Market Value, as of the date of grant, in excess of $3,000,000.

1.	The limitation set forth in this Section 16.F shall be applied with respect to Performance-Based Awards that relate to a Performance Period longer than one year by multiplying that limitation by a fraction equal to the number of full calendar months in the Performance Period divided by twelve (12).

2.	If a Performance Period is less than a full year, the limitation of this Section 16.F shall apply without adjustment; provided, however, that any such short Performance Period shall be treated as though it were a Performance Period that extends until the end of the one year period that starts as of the first day of the short Performance Period, and any other Performance Periods that overlap such one year period will be subject to further limitations as though such Performance Periods were overlapping Performance Periods, as described in subsection 16.F.3.

3.	If Performance-Based Awards with overlapping Performance Periods are granted to any one employee, the limitations of this Section 16.F shall be reduced with respect to any such overlapping Performance Periods so that the aggregate value of such multiple Performance-Based Awards does not exceed the limitation set forth in the first sentence of this Section 16.F, multiplied by a fraction, the numerator of which is the number of full calendar months occurring during the period commencing as of the first day of the first to start of such overlapping Performance Periods, and the last day of which is the last day of the last to end of such overlapping Performance Periods, and the denominator of which is twelve (12).

          The intent of subsections 1 through 3 of this Section 16.F is to cause each Performance-Based Award to satisfy the limitation of this Section 16.F as if such Award were the only Performance-Based Award granted, and to cause, in addition, the aggregate value of Performance-Based Awards granted for overlapping Performance Periods to comply with the limitation of this Section 16.F as though such multiple Performance-Based Awards constituted a single Performance-Based Award.

ANNUAL MEETING OF SHAREHOLDERS OF
THE BON-TON STORES, INC.
June 20, 2006

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the
envelope provided as soon as possible.
- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone and follow
the instructions. Have your proxy card available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and follow the
on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting date.
êPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:
O	Robert B. Bank
O	Byron L. Bergren
O	Philip M. Browne
O	Shirley A. Dawe
O	Marsha M. Everton
O	Michael L. Gleim
O	Tim Grumbacher
O	Robert E. Salerno
O	Thomas W. Wolf

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Amendment of The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan.	☐	☐	☐
3.	Ratification of appointment of KPMG LLP as the Company’s independent auditor.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE BON-TON STORES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of THE BON-TON-STORES, INC. (the “Company”) hereby appoints Byron L. Bergren and James H. Baireuther, or either of them, with full power of substitution, to act as attorneys and proxies for the undersigned and to vote all shares of stock of the Company which the undersigned is entitled to vote if personally present at the Annual Meeting of Shareholders of the Company, to be held at the Yorktowne Hotel, 48 E. Market Street, York, PA 17401 on June 20, 2006, at 9:00 a.m., provided that said proxies are authorized and directed to vote as indicated below with respect to the matters set forth on the opposite side of this proxy.

UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINATED DIRECTORS, “FOR” AMENDMENT OF THE BON-TON STORES, INC. AMENDED AND RESTATED 2000 STOCK INCENTIVE PLAN, AND “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITOR. This proxy also delegates discretionary authority to vote with respect to any other business which may properly come before the meeting.

(To be signed on reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

THE BON-TON STORES, INC.

June 20, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES:
O	Robert B. Bank
O	Byron L. Bergren
O	Philip M. Browne
O	Shirley A. Dawe
O	Marsha M. Everton
O	Michael L. Gleim
O	Tim Grumbacher
O	Robert E. Salerno
O	Thomas W. Wolf

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	Amendment of The Bon-Ton Stores, Inc. Amended and Restated 2000 Stock Incentive Plan.	☐	☐	☐
3.	Ratification of appointment of KPMG LLP as the Company’s independent auditor.	☐	☐	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.